STOCK ACQUISITION AND REORGANIZATION AGREEMENT

      THIS STOCK ACQUISITION AND REORGANIZATION AGREEMENT ("Agreement") is made and entered into in duplicate effective the 20th day of July, 2001 ("Closing Date"), by and among Datalogic Consulting, Inc., a Texas corporation ("Datalogic"); TopClick International,Inc., a Delaware corporation ("TopClick"); and those persons specified more particularly on that schedule attached to this Agreement marked as Exhibit A, the provisions of which, by this reference, are made a part of this Agreement, as though specified completely and specifically at length in this Agreement. For convenience, the persons specified in Exhibit A of this Agreement shall be referred to in this Agreement, collectively, as the "Shareholders" and any one of them may be referred to in this Agreement, individually, as a "Shareholder".

                                   RECITALS

      A. On the Closing Date the Shareholders own 1,000 shares of no par value common stock of Datalogic, which constitute 100% of the issued and outstanding shares of the no par value common stock of Datalogic ("Shares").

      B. The Shareholders desire to exchange all of the Shares for 17,500,000 shares of the $.001 par value common stock of TopClick, on the terms and subject to the conditions specified by the provisions of this Agreement; provided, however, prior to and as a condition precedent to such exchange, TopClick shall cause to occur a reverse stock split pursuant to which the issued and outstanding shares of $.001 par value common stock of TopClick shall be reduced by seventy-five percent (75%), that is, every four
(4) shares of the issued and outstanding $.001 par value common stock of TopClick shall be exchanged for one (1) share of TopClick $.001 par value stock; provided, further, however, that, in lieu of fractional shares, TopClick may pay the cash value of such fractional shares, as determined by TopClick's Board of Directors, in its sole discretion.

      C. Additionally, prior to and as a condition precedent to such exchange, TopClick shall cause to occur a reduction in the number of issued and outstanding options available to be exercised by various former employees and contractors of TopClick as set forth in Recital C of the TopClick Disclosure Letter, in the same formula as the reverse stock split contemplated by the provisions of Recital B of this Agreement. Specifically, TopClick shall cause to occur a 75% reduction of those options.

      D. The parties desire that prior to and as a condition precedent to such exchange, TopClick shall cancel or cause to be cancelled all outstanding options available to be exercised by Chris Lewis as set forth in Recital D of the TopClick Disclosure Letter.

      E. The parties desire that prior to and as a condition precedent to such exchange, Datalogic shall conduct or cause to be conducted a review and examination of TopClick and its affairs, referred to commonly as "Due Diligence", and that DataLogic be satisfied that there are no pending, outstanding, unsettled, unpaid or contemplated material legal proceedings or contemplated material claims commenced by or against TopClick; provided, however, for purposes of the transactions contemplated by this Agreement the term "Material" shall mean and be defined as any Claim (as defined later in this Agreement) which is or anticipated to be equal to or greater than
$5,000.00.   Additionally, Datalogic must be satisfied that TopClick has been in full compliance with all terms and requirements of all Contracts with an obligation equal to or in excess of $5,000.00 to which TopClick has or had any obligation or liability or by which TopClick or any of the assets owned or used by TopClick is or was obligated.

      F. The Board of Directors of (i) Datalogic and (ii) TopClick have each determined that it is advisable and appropriate and in the best interests of their respective corporations and the respective shareholders of those corporations that the transaction contemplated by the provisions of this Agreement should occur, on the terms and subject to the conditions specified by the provisions of this Agreement.

      NOW, THEREFORE, IN CONSIDERATION OF THE RECITALS SPECIFIED ABOVE THAT SHALL BE DEEMED TO BE A SUBSTANTIVE PART OF THIS AGREEMENT, AND THE MUTUAL COVENANTS, PROMISES, UNDERTAKINGS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES DO HEREBY COVENANT, PROMISE, AGREE, REPRESENT AND WARRANT AS FOLLOWS:


                                  ARTICLE I

                                 DEFINITIONS

      As used in this Agreement, in addition to terms defined elsewhere in this Agreement, the terms specified below in this Article I shall have the definitions and meanings specified immediately after those terms, unless a different and common meaning of the term is clearly indicated by the context, and variants and derivatives of the following terms shall have correlative meanings. To the extent that certain of the definitions and meanings specified below suggest, indicate, or express agreements between or among parties to this Agreement, or specify representations or warranties or covenants of a party, the parties agree to the same by execution of this Agreement. The parties to this Agreement agree that agreements, representations, warranties, and covenants expressed in any part or provision of this Agreement shall for all purposes of this Agreement be treated in the same manner as other such agreements, representations, warranties, and covenants specified elsewhere in this Agreement, and the article or section of this Agreement within which such an agreement, representation, warranty, or covenant is specified shall have no separate meaning or effect on the same.

      "Applicable Contract"   any Contract (a) pursuant to which a Person
(defined below) has or may acquire any rights, (b) pursuant to which such Person has or may become subject to any obligation or liability, or (c) by which such Person or any of the assets owned or used by such Person is or may become obligated.

      "Best Efforts"   the efforts that a prudent Person desiring to achieve a
result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

      "Breach"   a "Breach" of a representation, warranty, covenant,
obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

      "Business Day". Any day that is not a Saturday, Sunday, or a day on which banks in Los Angeles, California, are authorized to close.

      "Closing". The completion of the Contemplated Transactions, to occur as contemplated by the provisions of Article II of this Agreement.

      "Closing Date". The date on which the Closing actually occurs, which shall be July 20, 2001, unless otherwise agreed by the parties to this Agreement, but shall not in any event be prior to satisfaction or waiver of the conditions to Closing specified by the provisions of this Agreement.

      "Closing Time". The time at which the Closing actually occurs. All events that are to occur at the Closing Time shall, for all purposes, be deemed to occur simultaneously, except to the extent, if at all, that a specific order of occurrence is otherwise described.

      "Consent"   any approval, consent, ratification, waiver, or other
authorization (including any Governmental Authorization (defined below)).

      "Contemplated Claims". Any notice (whether actual or constructive), or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of or breach of, or failure to comply with, any term or requirement of any Order or Contract to which TopClick is a party, or any of the assets owned or used by TopClick, is or has been subject.

      "Contemplated Transactions"   all of the transactions contemplated by
this Agreement, including; but not limited to:

      (a) the transfer of the Shares by the Shareholders to TopClick in exchange for 17,500,000 shares of $.001 par value common stock of TopClick, after the reverse stock split, as specified in Recital B;

      (b) the execution and delivery of the Shareholders' Release; and

      (c) the performance by each of the parties of their respective covenants and obligations pursuant to this Agreement.

       "Contract"   any agreement, contract, obligation, promise, or
undertaking (whether written or oral and whether express or implied) that is legally obligating.

      "Datalogic" - Datalogic Consulting,Inc., a Texas corporation, as defined in the preamble of this Agreement.

      "Datalogic Disclosure Letter" - the disclosure letter delivered by Datalogic to TopClick concurrently with the execution and delivery of this Agreement.

      "Effective Date"   the date upon which this Agreement is signed and
delivered by the parties hereto, as defined in the preamble of this Agreement.

      "Employee Benefit Plan"   any "Employee Pension Benefit Plan" (as
defined in Section 3(2) of ERISA (defined below), "Employee Welfare Benefit Plan" (as defined in Section 3(1) of ERISA), "Multi-employer Plan" (as defined in Section 3(37) of ERISA), plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of employees or former employees of a Person or beneficiaries thereof (as applicable), personnel policy (including, but not limited to, vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including, but not limited to, stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program, agreement or contract.

      "Encumbrance"   any charge, claim, community property interest,
condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any nature whatsoever, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

      "Environment"   soil, land surface or subsurface strata, surface waters
(including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

      "Environmental, Health, and Safety Liabilities"   any cost, damages,
expense, liability, obligation, or other responsibility arising from or pursuant to applicable Environmental Law (defined below) or Occupational Safety and Health Law (defined below) and consisting of or relating to:

      (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

      (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising pursuant to Environmental Law or Occupational Safety and Health Law, including consultant and attorney fees;

      (c) financial responsibility pursuant to Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body (defined below) or any other Person) and for any natural resource damages; or

      (d) any other compliance, corrective, investigative, or remedial measures required pursuant to Environmental Law or Occupational Safety and Health Law.

      The terms "removal," "remedial," and "response action," include the types of activities specified by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601 et seq., as amended ("CERCLA").

      "Environmental Law"   any Legal Requirement (defined below) that
requires or relates to:

      (a) advising appropriate authorities, employees, and the public of intended or actual releases of Hazardous Materials (defined below), violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

      (b) preventing or reducing to acceptable amounts the release of Hazardous Materials into the Environment;

      (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

      (d) assuring that products are designed, formulated, packaged, and used so that these products do not present unreasonable risks to human health or the Environment when used or disposed of;

      (e) protecting resources, species, or ecological amenities;

      (f) reducing to acceptable amounts the risks inherent in the transportation of Hazardous Materials;

      (g) cleaning up Hazardous Materials that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

      (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

      "ERISA"   the Employee Retirement Income Security Act of 1974, or any
successor law, and regulations and rules issued pursuant to that Act or any successor law.

      "Exchange Act"    the Securities Exchange Act of 1934, or any successor
law, and regulations and rules issued pursuant that Act of any successor law.

      "Facilities"   any real property, leaseholds, or other interests
currently or formerly owned or operated by a Person and any buildings, plants, structures, or equipment (including motor vehicles, aircraft, and rolling stock) currently or formerly owned or operated by such Person.

      "GAAP"   generally accepted accounting principles, applied on a basis consistent with the basis on which the Person's Financial Statements were prepared.

      "Governmental Authorization"   any approval, consent, license, permit,
waiver, or other authorization issued, granted, given, or otherwise made available by or pursuant to the authority of any Governmental Body or pursuant to any Legal Requirement (defined below).

      "Governmental Body"   any:

      (a) nation, state, commonwealth, county, city, town, village, district, ward, or other jurisdiction of any nature;

      (b)  federal, state, local, municipal, foreign, or other government;

      (c) governmental or quasi-governmental authority of any nature whatsoever (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

      (d)  multi-national organization or body; or

      (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature whatsoever.

      "Hazardous Activity"   the distribution, generation, handling,
importing, management, manufacturing, processing, production, refinement, Release (defined below), storage, transfer, transportation, treatment, disposal or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from Facilities or any part thereof into the Environment, and any other act, omission, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off Facilities, or that may affect the value of Facilities.

      "Hazardous Materials"   any waste or other substance that is regulated,
listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, polychlorinated biphenyls ("PCBs") and asbestos or asbestos-containing materials.

      "Intellectual Property"   (i) works of authorship including, without
limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks and service marks; (vi) domain names, web addresses and sites; (vii) tools, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

      "IRC"   the Internal Revenue Code of 1986, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

      "IRS"   the United States Internal Revenue Service, or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

      "Knowledge" an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual should have been aware of such fact or other matter, after reasonable investigation thereof.

      A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, manager, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

      "Legal Requirement" any and every federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty, including but not limited to, filings required to be filed with the SEC pursuant to the Securities Act and Exchange Act.

       "Occupational Safety and Health Law" any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

      "Order" any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

      "Ordinary Course of Business" an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

      (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

      (b) such action is not required to be authorized by the Board of Directors of such Person (or by any Person or group of Persons having similar authority); and

      (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the Board of Directors of such Person (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same business as such Person.

      "Organizational Documents" (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization and the operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

      "Material" any claim which is or anticipated to be equal to or greater than $5,000.00

      "Person" any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, fraternal organization, group, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

      "Plan Affiliate" with respect to any Person, any other person or entity with whom the Person constitutes all or part of a controlled group, or which would be treated with the Person as under common control or whose employees would be treated as employed by the Person, pursuant to Section 414 of the IRC and any regulations, administrative rulings and case law interpreting the foregoing.

      "Proceeding" any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "Related Person"

      (a)  with respect to a particular individual:

           (i)  each other member of such individual's Family (defined below);

           (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

           (iii) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest (defined below); and

           (iv) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

      (b)   With respect to a specified Person other than an individual:

           (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

           (ii) any Person that holds a Material Interest in such specified Person;

           (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

           (iv) any Person in which such specified Person holds a Material Interest;

           (v) any Person with respect to which such specified Person serves as a general partner, manager or a trustee (or in a similar capacity); and

           (vi) any Related Person of any individual described in clause (ii) or (iii) of this Subsection (b).

      For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 pursuant to the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

      "Release" any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other release into the Environment, whether intentional or unintentional.

      "Reorganization" The exchange of TopClick Common Stock for all of the Shares.

      "Representative" with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

      "SEC"  the Securities and Exchange Commission.

      "Securities Act" the Securities Act of 1933, or any successor law, and regulations and rules issued pursuant that Act or any successor law.

      "Shareholders"  the persons specified in Exhibit A of this Agreement.

      "Shares"  as defined in the Recital A of this Agreement.

      "Subsidiary" with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's Board of Directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

      "Tax" Any tax, charge, fee, levy, interest, penalty, addition to tax or other assessment, including, but not limited to, income, provincial, excise, property "real, tangible personal or intangible personal", sales, use, gross receipts, business and occupation, value added and franchise tax, license, recording, documentation and registration fee and customs duty, imposed by any Governmental Body and any payment with respect thereto required pursuant to any tax sharing agreement.

      "Tax Return" any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

      "Threat of Release" a substantial probability of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

      "Threatened" a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would cause a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter probably will be asserted, commenced, taken, or otherwise pursued in the future.

      "TopClick" TopClick International, Inc., a Delaware corporation, as defined in the preamble of this Agreement.

      "TopClick Disclosure Letter" the disclosure letter delivered by TopClick to Datalogic and the Shareholders concurrently with the execution and delivery of this Agreement.

      "TopClick Common Stock"  $.001 par value common stock of TopClick.


                                  ARTICLE II

              CONTEMPLATED/TRANSACTIONS AND REGISTRATION RIGHTS

      2.1 Contemplated Transactions. On the Closing Date, and at the Closing Time, subject in all instances to each the terms, conditions, provisions and limitations specified in this Agreement,TopClick will issue and deliver or cause to be issued and delivered to the Shareholders 17,500,000 shares of TopClick Common Stock in exchange for the Shares. As soon as practicable after the Closing Date, TopClick shall take any and all action necessary or appropriate to change the name of TopClick to Datalogic International, Inc.

      2.2 Implementation of Reorganization. No later than the Effective Date, (i) Datalogic and TopClick shall take all corporate actions and obtain all approvals and consents necessary to complete the reorganization contemplated by the provisions of this Agreement ("Reorganization"); (ii) Datalogic and TopClick shall obtain the consent of each Person (if such consent is necessary) to the consummation of the Reorganization; and (iii) Datalogic and TopClick file any and all necessary documents, returns, notices and applications with all Governmental Bodies necessary or appropriate to complete the Reorganization.

      2.3 Closing. The Closing of the Contemplated Transaction shall occur at the offices of Providential Holdings, 8700 Warner, Suite 200, Fountain Valley, California, at 4:00 P.M. on July 20, 2001 or at such other place and time as Datalogic and TopClick may agree upon, on the Closing Date.

      2.4 Obligations Regarding Consummation of the Reorganization. As soon as practicable after the Effective Date:

      (a) Datalogic shall deliver or cause to be delivered to TopClick the Datalogic Disclosure Letter.

      (b) TopClick shall deliver to or cause to be delivered the Shareholders certificates evidencing and representing 17,500,000 shares of TopClick Common Stock; and

      (c) TopClick shall deliver or cause to be delivered to Datalogic the TopClick Disclosure Letter.

      (d) The Shareholders shall deliver or cause to be delivered to TopClick the certificates evidencing and representing the Shares, duly endorsed (or accompanied by duly executed Stock powers), for transfer to TopClick;

      2.5 Form 8-K Filing. After the Closing Date, TopClick will timely file a Form 8-K with the SEC to report a change in the control of TopClick.

      2.6 Restriction of Transfer. No Shareholder shall transfer any TopClick Common Stock until such Shareholder has first given written notice to TopClick describing briefly the manner of any such proposed transfer and until
(a) TopClick has received from such Shareholder's counsel an opinion that such transfer can be made without compliance with the registration and prospectus delivery requirements of the Securities Act and without the necessity of perfection of an exemption pursuant to the Securities Act, (b) TopClick and such Shareholder shall have complied with Rule 144, or (c) a registration statement filed by TopClick with the SEC is declared effective by the SEC or action necessary to perfect an exemption from registration is completed.

      2.7      Registration Rights.      If TopClick shall at any time or
times propose for itself or any other person the registration pursuant to the Securities Act of any securities of TopClick on any form for the general registration of securities, TopClick shall give written notice of such proposed registration to all of the Shareholders. TopClick will include in any such Registration Statement and any related underwriting agreements, if any of the Shareholders so requests an amount of the TopClick Common Stock then held by the Shareholders which shall not exceed 30% of the TopClick Common Stock issued to the Shareholders pursuant to this Agreement on a pro rata basis for those Shareholders which shall request such inclusion within 30 days after the giving of such notice. Each Shareholder shall be entitled to all the benefits of this Section 2.7. The provisions of this Section 2.7 apply (i) to an offering of any securities pursuant to a merger, consolidation or transfer of assets transaction, and (ii) even though the Shareholders requesting registration are or may be free, at the time, to sell any or all of the TopClick Common Stock with respect to which such registration was requested in accordance with Rule 144 (or any similar rule or regulation) promulgated pursuant to the Securities Act.

      2.8 Information To Be Furnished By Shareholders. Each Shareholder whose TopClick Common Stock is to be included in any Registration Statement filed by TopClick in accordance with the provisions of Section 2.7 of this Agreement shall be subject to the following conditions:

     (a) each such Shareholder shall be required to furnish in writing to TopClick all information within such Shareholder's possession or knowledge required by the applicable rules and regulations of the SEC and by any applicable state securities or Blue Sky Laws concerning the proposed method of sale or other disposition of the TopClick Common Stock and the identity of and compensation to be paid to any proposed underwriter(s) to be employed or utilized in connection therewith:

      (b) if such Shareholder desires to sell and distribute TopClick Common Stock during a period of time, or from time to time, at then prevailing market prices, pursuant to a Registration Statement to be filed by TopClick, such Shareholder shall execute and deliver to TopClick such written undertakings as TopClick and its counsel may reasonably require in order to assure full and complete compliance with relevant provisions of the Securities Act and the Exchange Act, and

      (c) if, during the effectiveness of a Registration Statement filed pursuant to Section 2.7 of this Agreement, an intervening event should occur which, in the reasonable opinion of TopClick's counsel, makes the prospectus included in such Registration Statement to then not comply with the Securities Act, after notice specifying the facts and legal conclusions relied upon from TopClick to such Shareholder of the occurrence of such an event, such Shareholder shall make no further sales or other dispositions, or offers therefor, of TopClick Common Stock pursuant to such Registration Statement until such Shareholder receives from TopClick copies of a new, amended or supplemented prospectus complying with the Securities Act as soon as practicable after such notice. TopClick shall keep such Shareholder fully informed as to the status of TopClick's efforts which shall be prompt and diligent to cause such new, amended or supplemented prospectus to be available for use by such Shareholder.

      2.9 Costs and Expenses. TopClick will pay those costs and expenses specified in this Section 2.9 for the registration pursuant to Section 2.7 of this Agreement which TopClick shall be required to pay pursuant to this
Section 2.9 are the fees and expenses of TopClick counsel, the fees and expenses of accountants and auditors and all costs and expenses incident to the preparation, printing and filing of any and all documents to be filed with the SEC pursuant to the Securities Act, each prospectus and all amendments and supplements thereof, the costs incurred in connection with the qualification of the TopClick Common Stock and the offering thereof pursuant to the laws of various jurisdictions (including fees and disbursements), costs of listing on any exchange, the cost of furnishing to each such Shareholder such copies as such Shareholder shall reasonably request of any Registration Statement, each preliminary prospectus, the final prospectus and each amendment and supplement thereto and all expenses incident to delivery of the TopClick Common Stock to any underwriter or underwriters; but not the commissions or discounts payable by such Shareholder to such underwriters.

      2.10 Indemnification by TopClick. In addition to any other indemnification provisions of this Agreement, TopClick will, to the maximum extent permitted by law, indemnify and hold harmless each Shareholder registering an offering of TopClick Common Stock and any underwriter (as defined in the Securities Act) for such Shareholder and each person, if any, who controls such Shareholder or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Shareholder or underwriter or such controlling person may become subject, pursuant to the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) are caused by any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement filed pursuant to the Securities Act, any prospectus contained therein, or any amendment or supplement specifying thereto, or results from or based upon the omission or alleged omission to specify therein a material fact required to be specified therein or necessary to make the statements therein not misleading; and will reimburse such Shareholder, underwriter and each such controlling person for any legal or other expenses incurred by such Shareholder, underwriter or such controlling person in connection with investigating or defending against any such loss, claim, damage, liability or action; provided, however, that TopClick will not be liable in any such event to the extent that any such loss, claim, damage, expense or liability results from or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with written information furnished by such Shareholder or underwriter in writing specifically for use in the preparation of such prospectus.

      2.11 Indemnification by Shareholders. In addition to any other indemnification provisions of this Agreement each Shareholder registering an offering of TopClick Common Stock will, to the extent permitted by law indemnify and hold harmless TopClick, each of its directors, each of its officers who have signed an appropriate Registration Statement, and each person, if any, who controls TopClick, within the meaning of the Securities Act, against any loss, claim, damage or liability of which TopClick, or any such director, officer or controlling person may be or become subject pursuant to the Securities Act or otherwise, insofar as such loss, claim, damage or liability (or action in respect thereof) is caused by any untrue or alleged untrue statement of any material fact contained in such Registration Statement, said prospectus, or amendment or supplement thereto, or results from or is based upon the omission or the alleged omission to specify therein a material fact required to be specified therein or necessary to make the information specified therein not misleading; in each event to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon an in conformity with written information furnished by such Shareholder for use in the preparation of such Registration Statement; results from or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such preliminary prospectus and if, in respect to such statement, alleged statement, omission or alleged omission, the final prospectus corrected such statement, alleged statement, omission or alleged omission and a copy of such final prospectus had not been sent or given at or prior to the confirmation of the sale with respect to which such loss, claim, damage expense or liability relates.

      2.12 Notice to Indemnitor. Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to Section 2.10 or Section 2.11 of this Agreement, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party. In the event such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement the indemnifying party will be entitled to participate in, and, to the extent that the indemnifying party may desire, jointly with any other indemnifying party, similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party.

      2.13 Additional Obligations. If any TopClick Common Stock require qualification of or registration with or approval of any federal or state governmental official or authority (other than registration pursuant to the Securities Act or qualification or registration under the state securities or Blue Sky laws) before such TopClick Common Stock may be sold, TopClick, at its own expense, shall take all reasonable action in connection with such registration or qualification and will use its best efforts to cause such TopClick Common Stock to be duly registered or qualified as may be required; provided, however, that in connection therewith or as a condition thereof, TopClick shall not be required to qualify to do business in any such state.

      2.14 Rule 144 Covenants. With the intention of making available to each Shareholder the benefits of Rule 144 promulgated pursuant to the Securities Act (which term as used in this Agreement includes the present Rule 144 and any other, additional, substitute, supplemental, or analogous rule or regulation of the SEC which may at any time permit a Shareholder to sell securities to the public without registration), TopClick file with the SEC in a timely manner all reports and other documents required to be filed by an issuer of securities registered pursuant to the Exchange Act so as to maintain the availability of Rule 144 to the Shareholders; (ii) at TopClick's expense, forthwith upon any Shareholder's request, to deliver to such Shareholder a certificate, signed by one of Topclick's executive officers, specifying (a) TopClick's name, address and telephone number (including area code), (b) TopClick's Internal Revenue Service identification number, (c) TopClick's SEC file number, (d) the number of shares of TopClick Common Stock issued and outstanding as shown by the most recent report or statement published by TopClick and (e) whether TopClick has filed the reports required to be filed pursuant to the Exchange Act, for a period of at least 90 days prior to the date of such certificate and in addition has filed the most recent annual report required to be filed pursuant to the Exchange Act; and such other additional information as shall be necessary to make available to the Shareholder the ability to offer and sell the maximum number of shares of ToClick Common Stock pursuant to Rule144; and (iii) upon reasonable satisfaction that Rule 144 is being complied with, to deliver securities not
bearing of the TopClick Common Stock legend prescribed by Section     of this
Agreement or any other legend restricting transfer for such Securities, as any be required from time to time by any Shareholder.

                                 ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                      OF THE SHAREHOLDERS AND DATALOGIC

      Datalogic and the Shareholders jointly and severally represent and warrant to TopClick as follows:

      3.1       Organization and Good Standing.

      (a) Section 3.1 of the Datalogic Disclosure Letter specifies a complete and accurate list for Datalogic, of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and Datalogic's capitalization (including the identity of each Shareholder and the number of Shares held by such Shareholder). Datalogic is a corporation duly organized, validly existing, and in good standing pursuant to the laws of its jurisdiction of incorporation, with full and complete corporate power and authority to conduct its business as that business is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations pursuant to Applicable Contracts. Datalogic is duly qualified to do business as a foreign corporation and is in good standing pursuant to the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by Datalogic, or the nature of the activities conducted by it, requires such qualification.

      (b) Datalogic has delivered to TopClick true and correct copies of the Organizational Documents of Datalogic, as currently in effect.

      3.2       Authority; No Conflict.

      (a) This Agreement constitutes the legal, valid, and binding obligation of Datalogic and the Shareholders, enforceable against Datalogic and the Shareholders, and each of them, in accordance with its terms. Datalogic and the Shareholders, and each of them, have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform their obligations pursuant to this Agreement.

      (b) Except as set forth in Section 3.2 of the Datalogic Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

           (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Datalogic, or (B) any resolution adopted by the Board of Directors or the shareholders of Datalogic;

           (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief pursuant to, any Legal Requirement or any Order to which Datalogic or any Shareholder, or any of the assets owned or used by Datalogic, may be subject;

           (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Datalogic, or that otherwise relates to the business of, or any of the assets owned or used by, Datalogic;

           (iv) cause TopClick or Datalogic to become subject to, or to become liable for the payment of, any Tax;

           (v) cause any of the assets owned by Datalogic to be reassessed or revalued by any taxing authority or other Governmental Body;

           (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy pursuant to, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

           (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Datalogic.

      Except as set forth in Section 3.2 of the Datalogic Disclosure Letter, neither Datalogic nor any Shareholder is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      (c) The Shareholders are acquiring the TopClick Common Stock for their own accounts and not with an intention of distribution (as that term is contemplated by the provisions of Section 2(11) of the Securities Act). Each of the Shareholders, each a shareholder of Datalogic who is signing this Agreement, severally and not jointly, represents and warrants to TopClick that such Shareholder (i) is an accredited investor within the meaning of Rule 501(a) of Regulation D or, if not such an accredited investor, has, alone or together with a purchaser representative within the meaning of Rule 501(h) of Regulation D, such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an acquisition of the TopClick Common Stock, on the terms and subject to the conditions specified in this Agreement; (ii) is aware of the restriction regarding the transferability of the TopClick Common Stock imposed because of the nature of the Contemplated Transactions resulting from the provisions of Rule 144; and (iii) is receiving the TopClick Common Stock without registration pursuant to the Securities Act, in reliance on the exemption from the registration and prospectus delivery requirements of the Securities Act specified in Section 4(2) of the Securities Act for investment purposes only, and without any intent to sell, resell, or otherwise distribute any of the TopClick Common Stock in any manner that is in violation of the Securities Act. The certificates representing and evidencing the TopClick Common Stock, when delivered to the Shareholders, may have appropriate orders restricting transfer placed against them on the records of the transfer agent for that common stock, and may have placed upon them the following legend:

      THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION PURSUANT TO THE SECURITIES ACT OF 1933. THOSE SECURITIES MAY NOT BE TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, UNLESS THE TRANSFEROR FIRST SATISFIES THE ISSUER AND ITS COUNSEL THAT THE PROPOSED TRANSFER, IN THE MANNER PROPOSED, DOES NOT VIOLATE THE REGISTRATION REQUIREMENTS OF THAT ACT.

      Each Shareholder shall not attempt to transfer of any of the TopClick Common Stock without first complying with the substance of that legend and agrees that the satisfaction of TopClick may, if TopClick so requests, depend in part upon an opinion of counsel acceptable in form and substance to TopClick, a no-action letter of the SEC, or equivalent evidence. Each Shareholder acknowledges, without limitation, that the foregoing agreement and representation shall apply to the TopClick Common Stock issued to such Shareholder.

      3.3       Capitalization.        The authorized capitalization of
Datalogic consists of 1,000 shares of no par value common stock, of which 1,000 shares of stock are issued and outstanding, all of which issued and outstanding shares constitute the "Shares." The Shareholders are the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. Section 3.3 of the Datalogic Disclosure Letter sets forth the ownership of the Shares. Except as specified in Section 3.3 of the Datalogic Disclosure Letter, no legend or other reference to any purported Encumbrance appears on any certificate representing the Shares. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except for the Contemplated Transactions, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of Datalogic. None of the Shares were issued in violation of the Securities Act or any other Legal Requirement. Datalogic does not own, or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

      3.4 Options, Warrants and Other Rights and Agreements Affecting Datalogic Capital Stock. Datalogic has no authorized or outstanding options, warrants, calls, subscriptions, rights, convertible securities or other "securities", as defined by the provisions of the Securities Act, or any commitments, agreements, arrangements or understandings of any manner or nature whatsoever obligating Datalogic, in any event, to issue shares of Datalogic capital stock or other securities or securities convertible into or evidencing the right to purchase shares of Datalogic capital stock or other securities. Neither Datalogic nor any officer, director, or shareholder of Datalogic is a party to any contract, understanding, arrangement or commitment, or obligated by any provision which creates any rights in any person with respect to the authorization, issuance, voting, sale or transfer of any shares of Datalogic's capital stock or other securities.

      3.5 Financial Statements. No later than the Closing Date Datalogic shall deliver to TopClick an unaudited balance sheet of Datalogic as of December 31, 2000, ("Datalogic Balance Sheet"), and the related unaudited financial statements for the fiscal year then ended (collectively, the "Datalogic Financial Statements"). The Datalogic Financial Statements and notes thereto will fairly present the financial condition and the results of operations, of Datalogic as at the respective dates of and for the periods referred to in the Datalogic Financial Statements, all in accordance with GAAP, and the Datalogic Financial Statements present the consistent application of GAAP throughout the periods involved.

      3.6 Books and Records. No later than the Closing Date Datalogic shall deliver to TopClick the books of account, minute books, stock record books, and other records of Datalogic, which shall be complete and correct and have been maintained in accordance with competent business practices. The minute book of Datalogic shall contain accurate and complete records of all meetings held of, and corporate actions taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of Datalogic, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and will not be contained in such minute book. Upon the execution of this Agreement, all of those books and records will be in the possession of Datalogic.

      3.7 Title to Properties; Encumbrances. Datalogic owns no real property or any interest therein. Section 3.7 of the Datalogic Disclosure Letter contains a complete and accurate list of all leaseholds of Datalogic. Datalogic owns all the properties and assets (whether tangible or intangible) that Datalogic purports to own, including all of the properties and assets specified in the Datalogic Balance Sheet (except for assets held pursuant to capitalized leases disclosed or not required to be disclosed in Section 3.7 of the Datalogic Disclosure Letter and personal property sold since the date of the Datalogic Balance Sheet, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by Datalogic since the date of the Datalogic Balance Sheet (except for personal property acquired and sold since the date of the Datalogic Balance Sheet in the Ordinary Course of Business and consistent with past practice). All properties and assets specified in the Datalogic Balance Sheet are free and clear of all Encumbrances. Neither the whole nor any portion of any property held by Datalogic is subject to any governmental decree or Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body or any Person with or without payment compensation therefor, nor, is any such condemnation, expropriation or taking being proposed.

      3.8 Condition and Sufficiency of Assets. The assets and properties of Datalogic are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of those assets and properties is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The equipment of Datalogic is sufficient for the continued conduct of Datalogic's business after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

      3.9 Accounts Receivable. All accounts receivable of Datalogic that are specified on the Datalogic Financial Statements or in the accounting records of Datalogic as of the Closing Date (collectively, the "Datalogic Accounts Receivable") represent valid obligations resulting from sales actually made or services actually performed in the Ordinary Course of Business. The Datalogic Accounts Receivable will be current and collectible net of the respective reserves shown on the Datalogic Balance Sheet or in the accounting records of Datalogic as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Datalogic Accounts Receivable as of the Closing Date than the reserve specified in the Datalogic Balance Sheet and will not represent a material adverse change in the composition of the Datalogic Accounts Receivable in terms of aging). Subject to such reserves, each of the Datalogic Accounts Receivable either has been or will be collected in full, without any set-off, within 90 days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, pursuant to any Contract with any obligor of a Datalogic Accounts Receivable relating to the amount or validity of such Datalogic Accounts Receivable. Section 3.9 of the Datalogic Disclosure Letter specifies a complete and accurate list of all Datalogic Accounts Receivable which have accrued the date of the Datalogic Balance Sheet through and including the Effective Date and the aging of each Datalogic Accounts Receivable.

      3.10 Inventory. All inventory of Datalogic, whether or not specified in the Datalogic Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Datalogic Balance Sheet or on the accounting records of Datalogic as of the Closing Date, as the case may be. All such inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory of Datalogic are not excessive, but are reasonable considering the present circumstances of Datalogic.

      3.11       No Undisclosed Liabilities. Except as set forth in Section
3.11 of the Datalogic Disclosure Letter, Datalogic has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations specified or reserved against in the Datalogic Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date of the Datalogic Balance Sheet.

      3.12       Taxes.

      (a) Datalogic has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by Datalogic pursuant to applicable Legal Requirements. No later than the Closing Date Datalogic deliver or cause to be delivered to TopClick copies of all such Tax Returns filed since the date of formation of Datalogic. Datalogic has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Datalogic, except such Taxes, if any, as are specified in Section
3.12 of the Datalogic Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Datalogic Balance Sheet.

      (b) Section 3.12 of the Datalogic Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Section 3.12 of the Datalogic Disclosure Letter, are being contested in good faith by appropriate proceedings. Section
3.12 of the Datalogic Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by Datalogic for all taxable years since the date of formation of Datalogic and the resulting deficiencies proposed by the IRS. Except as described in Section 3.12 of the Datalogic Disclosure Letter, Datalogic has not given or been requested to give any waiver or extension (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Datalogic or for which Datalogic may be liable.

      (c) The charges, accruals and reserves with respect to Taxes on the Datalogic Financial Statements are adequate (determined in accordance with GAAP) and are at least equal to Datalogic's liability for Taxes. There exists no proposed tax assessment against Datalogic, except as disclosed in the Datalogic Balance Sheet or in Section 3.12 of the Datalogic Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or asset held, acquired, or to be acquired by Datalogic. All Taxes that Datalogic is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

      (d) All Tax Returns filed by (or that include on a consolidated basis) Datalogic are true, correct, and complete. There is no tax sharing agreement that will require any payment by Datalogic after the Effective Date. Datalogic is an "S" corporation. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to the sale of the Shares), Datalogic) has not sold and will not sell any property or assets to TopClick or to any member of an affiliated group (as defined in Section 338(h)(5) of the IRC) that includes TopClick.

      3.13 No Material Adverse Change. Since the date of the Datalogic Balance Sheet there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Datalogic, and no event has occurred or circumstance exists that may result in such a material adverse change.

      3.14 Employee Benefits. Except as set forth in Section 3.14 of the Datalogic Disclosure Letter, neither Datalogic nor any Plan Affiliate of Datalogic has maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights pursuant to or with respect to any Employee Benefit Plan, whether or not written, which could result in Datalogic or such Plan Affiliate having any material debt, liability, claim or obligation of any kind or nature whatsoever, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due. There has not been any act or omission by Datalogic pursuant to ERISA or the terms of the Employee Benefit Plans, or any other applicable law or agreement which could result in any liability of Datalogic, whether pursuant to ERISA, the IRC or other laws or agreements.

      3.15       Compliance with Legal Requirements; Governmental
Authorizations.

      (a)  Except as set forth in Section 3.15 of the Datalogic Disclosure
Letter:

           (i) Datalogic is and has been in full compliance with each Legal Requirement that is or was applicable to Datalogic or to the conduct or operation of the business of Datalogic or the ownership or use of any of the assets of Datalogic;

           (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Datalogic of, or a failure on the part of Datalogic to comply with, any Legal Requirement, or (B) may result, in any obligation on the part of Datalogic to undertake, or to pay all or any portion of the cost of, any remedial action of any nature, including, but not limited to, pursuant to any Environmental, Health, and Safety Liability; and

           (iii) Datalogic has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Datalogic to undertake, or to pay all or any portion of the cost of, any remedial action of any nature, including, but not limited to, pursuant to any Environmental, Health, and Safety Liability.

      (b) Section 3.15 of the Datalogic Disclosure Letter specifies a complete and accurate list of each Governmental Authorization that is held by Datalogic or that otherwise relates to the business of, or to any of the assets owned or used by, Datalogic. Each Governmental Authorization specified or required to be specified in Section 3.15 of the Datalogic Disclosure Letter is valid and in full force and effect. Except as set forth in Section 3.15 of the Datalogic Disclosure Letter:

           (i) Datalogic is and has been in full and complete compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 3.15 of the Datalogic Disclosure Letter;

           (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result, directly or indirectly, in a violation of or a failure to comply with any term or requirement of any Governmental Authorization specified or required to be specified in Section 3.15 of the Datalogic Disclosure Letter, or (B) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization specified or required to be specified in Section 3.15 of the Datalogic Disclosure Letter;

           (iii) Datalogic has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

           (iv) all applications required to have been filed for the renewal of the Governmental Authorizations specified or required to be specified in
Section 3.15 of the Datalogic Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

      The Governmental Authorizations specified in Section 3.15 of the Datalogic Disclosure Letter, collectively, constitute all of the Governmental Authorizations necessary to permit Datalogic to conduct and operate its business lawfully in the manner Datalogic currently conducts and operates such business and to permit Datalogic to own and use its assets in the manner in which Datalogic currently owns and uses such assets.

      3.16       Legal Proceedings; Orders.

      (a) Except as set forth in Section 3.16 of the Datalogic Disclosure Letter, there is no pending Proceeding:

           (i) that has been commenced by or against Datalogic or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Datalogic; or

           (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

      To the Knowledge of the Shareholders and Datalogic, (1) no such Proceeding has been Threatened and (2) no event has occurred or circumstance exists that may result in or serve as a basis for the commencement of any such Proceeding. No later than the Closing Date Datalogic will deliver to TopClick copies of all pleadings, correspondence, and other documents relating to each Proceeding specified in Section 3.16 of the Datalogic Disclosure Letter, if any. The Proceedings specified in Section 3.16 of the Datalogic Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of Datalogic.

      (b)  Except as set forth in Section 3.16 of the Datalogic Disclosure
Letter:

           (i) there is no Order to which Datalogic, or any of the assets owned or used by Datalogic, is subject;

           (ii) no Shareholder is subject to any Order that relates to the business of, or any of the assets owned or used by, Datalogic; and

           (iii) no officer, director, agent, or employee of Datalogic is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Datalogic.

      (c)  Except as set forth in Section 3.16 of the Datalogic Disclosure
Letter:

           (i) Datalogic is and has been in full compliance with all of the terms and requirements of each Order to which Datalogic, or any of the assets owned or used by Datalogic, is or has been subject;

           (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Datalogic, or any of the assets owned or used by Datalogic, is subject; and

           (iii) Datalogic has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Datalogic, or any of the assets owned or used by Datalogic, is or has been subject.

      3.17       Absence of Certain Changes and Events. Except as set forth in
Section 3.17 of the Datalogic Disclosure Letter, since the date of the Datalogic Balance Sheet, Datalogic has conducted Datalogic's business only in the Ordinary Course of Business and there has not been any:

      (a) change in Datalogic's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Datalogic; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Datalogic of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

      (b)  amendment to the Organizational Documents of Datalogic;

      (c) payment or increase by Datalogic of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

      (d) adoption of, or increase in the payments to or benefits pursuant to, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Datalogic;

      (e) damage to or destruction or loss of any asset or property of Datalogic, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Datalogic, taken as a whole;

      (f)  entry into, termination of, or receipt of notice of termination of
(i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Datalogic equal to or exceeding $10,000.00;

      (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of Datalogic or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Datalogic, including the sale, lease, or other disposition of any of the Datalogic Intellectual Property Assets;

      (h) cancellation or waiver of any claims or rights with a value to Datalogic equal to or exceeding $10,000.00;

      (i)  material change in the accounting methods used by Datalogic; or

      (j) agreement, whether oral or written, by Datalogic to do any of the foregoing.

      3.18       Contracts; No Defaults.

      (a) Section 3.18 of the Datalogic Disclosure Letter specifies a complete and accurate list, and no later than the Closing Date Datalogic shall deliver to TopClick true, correct and complete copies, of all the Contracts with a value of at least $10,000.00 to which Datalogic is a party or pursuant to which Datalogic or any of its properties is obligated. Section 3.18 of the Datalogic Disclosure Letter sets forth reasonably complete details concerning all such Contracts, including the parties to the Contracts, the amount of the remaining commitment of Datalogic pursuant to the Contracts, and Datalogic's office where details relating to the Contracts are located.

      (b)  Except as set forth in Section 3.18 of the Datalogic Disclosure
Letter:

           (i) no Shareholder (and no Related Person of any Shareholder) has or may acquire any rights pursuant to, and no Shareholder has or may become subject to any obligation or liability pursuant to, any Contract that relates to the business of, or any of the assets owned or used by, Datalogic; and

           (ii) no officer, director, agent, employee, consultant, or contractor of Datalogic is obligated by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of Datalogic, or (B) assign to Datalogic or to any other Person any rights to any invention, improvement, or discovery.

      (c) Except as set forth in Section 3.18 of the Datalogic Disclosure Letter, each Contract specified or required to be specified in Section 3.18 of the Datalogic Disclosure Letter is in full and complete force and effect and is valid and enforceable in accordance with its terms.

      (d)  Except as set forth in Section 3.18 of the Datalogic Disclosure
Letter:

           (i) Datalogic is and has been in full compliance with all applicable terms and requirements of each Contract pursuant to which Datalogic has or had any obligation or liability or by which Datalogic or any of the assets owned or used by Datalogic is or was obligated;

           (ii) each other Person that has or had any obligation or liability pursuant to any Contract pursuant to which Datalogic has or had any rights is and has been in full compliance with all applicable terms and requirements of such Contract;

           (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Datalogic or any other Person the right to declare a default or exercise any remedy pursuant to, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

           (iv) Datalogic has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default pursuant to, any Contract.

      (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts ($5,000,00 or more) paid or payable to Datalogic pursuant to current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.

      (f) Any and all Contracts relating to the sale, design, manufacture, or provision of products or services by Datalogic have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act either alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

      3.19       Insurance.

      (a)  No later than the Closing Date Datalogic shall deliver to TopClick:

           (i) true and complete copies of all policies of insurance to which Datalogic is a party, or any director or officer of Datalogic, is or has been insured at any time from and after the date of formation of Datalogic;

      (ii) true and complete copies of all pending applications for policies of insurance; and

           (iii) any statement by the auditor of Datalogic Financial Statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

      (b)  Section 3.19 of the Datalogic Disclosure Letter describes:

           (i) any self-insurance arrangement by or affecting Datalogic, including any reserves established pursuant thereto;

           (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by Datalogic; and

           (iii) all obligations of Datalogic to third parties with respect to insurance (including such obligations pursuant to leases and service agreements) and identifies the policy pursuant to which such coverage is provided.

      (c) Section 3.19 of the Datalogic Disclosure Letter sets forth, by year, for each policy year during that period commencing on the date of formation of Datalogic and continuing through and including the Closing Date:

           (i)  a summary of the loss experienced pursuant to each policy;

           (ii) a description of each claim pursuant to an insurance policy for an amount in excess of $10,000.00, which sets forth:

               (A)  the name of each claimant;

               (B) a description of the policy by insurer, type of insurance, and period of coverage; and

               (C)  the amount and a brief description of such claim; and

           (iii) a description of the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

      (d)  Except as set forth on Section 3.19 of the Datalogic Disclosure
Letter:

           (i) All policies to which Datalogic is a party or that provide insurance to a Shareholder, Datalogic, or any director or officer of
Datalogic:

               (A)  are valid, outstanding, and enforceable;

               (B) are issued by an insurer that is financially capable and reputable;

               (C) taken together, provide adequate insurance coverage for the assets and the operations of Datalogic for all risks normally insured against by a Person conducting the same business or businesses as Datalogic;

               (D) are sufficient for compliance with all Legal Requirements, Governmental Authorizations and Contracts to which Datalogic is a party or by which Datalogic is obligated;

               (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and

               (F) do not provide for any retrospective premium adjustment or other experienced based liability on the part of Datalogic.

           (ii) Datalogic has not received (A) any refusal of insurance or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is not now in full force or effect or will not be renewed or that the issuer of any insurance policy is not willing or able to perform its obligations pursuant thereto.

           (iii) Datalogic has paid all premiums due, and have otherwise performed all of its obligations, pursuant to each policy to which Datalogic is a party or that provides insurance to Datalogic or any director or officer of Datalogic.

           (iv) Datalogic has given notice each insurance company of all claims that may be insured thereby.

      3.20       Employees.

      (a) Section 3.20 of the Datalogic Disclosure Letter contains a complete and accurate list of the following information for each employee, officer or director of Datalogic, including each employee or officer on leave of absence or layoff status; employer, name, job title, current compensation paid or payable and any change in compensation since his or her date of employment by Datalogic, vacation accrued, and service credited for purposes of vesting and eligibility to participate pursuant to any Datalogic pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any director plan.

      (b) No employee, officer or director of Datalogic is a party to, or is otherwise obligated by, any contract or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Datalogic Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or director of Datalogic or
(ii) the ability of Datalogic to conduct its business, including any Datalogic Proprietary Rights Agreement with any Shareholder or any such employee, officer or director. To the Knowledge of Datalogic and the Shareholders, no director, officer, or other key employee of Datalogic intends to terminate his or her employment with Datalogic.

      (c) Section 3.20 of the Datalogic Disclosure Letter contains a complete and accurate list of the following information for each retired employee, or director of Datalogic, or their dependents, receiving benefits or scheduled to receive benefits in the future, including, name of such person and applicable pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

      3.21 Labor Relations; Compliance. Datalogic has not been or is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not Threatened,
(a) any strike, slowdown, picketing, work stoppage, or employee grievance process; (b) any Proceeding against or affecting Datalogic relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Datalogic or its Facilities; or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Datalogic, and no such action is contemplated by Datalogic involving Datalogic. Datalogic has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Datalogic is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

      3.22       Intellectual Property.

      (a) Datalogic (i) owns all the Intellectual Property specified and attributed to Datalogic in Section 3.22 of the Datalogic Disclosure Letter (the "Datalogic Intellectual Property Assets"); (ii) neither owns nor uses any Intellectual Property not specified in the Datalogic Disclosure Letter; (iii) pays no royalties to any Person with respect to any Intellectual Property; and
(iv) has full, complete, unfettered and lawful right to bring actions for the infringement thereof. Datalogic owns, or possesses adequate and enforceable rights to use, without payment of royalties, all licenses, trademarks, tradenames, copyrights, patents, trade secrets and processes necessary for the conduct of, or use in, Datalogic's business as that business is presently being conducted.

      (b) Except as set forth on Section 3.22 of the Datalogic Disclosure Letter, Datalogic has no Knowledge nor has received any notice to the effect that any service or product that Datalogic provides or sells, or any process, method, part or material Datalogic uses in its business may infringe, or is in conflict with, any asserted right of another Person. There is no pending or Threatened claim or litigation action against Datalogic contesting its right to use or the validity of any of the Intellectual Property specified on Part
3.22 of the Datalogic Disclosure Letter or asserting the misuse by Datalogic of any of the foregoing, which would deprive Datalogic of the right to assert the rights pursuant thereto or which would prevent the sale of any service provided or sold by Datalogic.

      3.23 Certain Payments. Neither Datalogic nor any director, officer, agent, or employee of Datalogic or any other Person associated with or acting for or on behalf of Datalogic has, directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business; (ii) to pay for favorable treatment for business secured; (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Datalogic; or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the Datalogic Financial Statements.

      3.24       Disclosure.

      (a) No representation or warranty of the Datalogic in this Agreement and no information specified in the Datalogic Disclosure Letter omits to specify a material fact necessary to make the information specified herein or therein, considering the circumstances in which that information was furnished, not misleading.

      (b) There is no fact known to Datalogic that has specific application to Datalogic (other than general economic or industry conditions) and that materially adversely affects or, as far as Datalogic can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Datalogic that has not been set forth in this Agreement or the Datalogic Disclosure Letter.

      3.25       Relationships with Related Persons. Except as set forth on
Section 3.25 of the Datalogic Disclosure Letter, no Shareholder or any Related Person of any Shareholders or of Datalogic has or has had any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to Datalogic's business. Except as set forth in Section 3.25 of the Datalogic Disclosure Letter, no Shareholder or any Related Person of any Shareholder or of Datalogic has or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Datalogic, or (ii) engaged in competition with Datalogic with respect to any of the products or services of Datalogic (a "Datalogic Competing Business") in any market presently served by Datalogic. Except as set forth in Section 3.25 of the Datalogic Disclosure Letter, no Shareholder or any Related Person of any Shareholder or of Datalogic is a party to any Contract with, or has any claim or right against, Datalogic.

      3.26 Brokers or Finders. Neither Datalogic nor any Shareholder and none of their agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

      3.27 Corporate Resolutions. No later than 5 Business Days prior to the Closing Date Datalogic shall deliver to TopClick a certified copy of the resolutions adopted by the Board of Directors of Datalogic authorizing the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions and a certificate of the Secretary of Datalogic, dated the Closing Date, to the effect that those resolutions were duly adopted and are in full force and effect and with respect to the authority and incumbency of the officers of Datalogic executing this Agreement.

      3.28 Take or Pay Contracts. Section 3.28 of the Datalogic Disclosure Letter specifies all Contracts pursuant to which Datalogic is required to purchase a minimum quantity of utilities, products or services or to make payment therefor. Datalogic has utilized the minimum quantity of utilities, products or services that Datalogic is required to utilize pursuant to such Contracts and Datalogic has made no prepayments for utilities, products or services that Datalogic has not utilized.

      3.29 Banking Relationships. Section 3.29 of the Datalogic Disclosure Letter specifies the names and locations of all banks, trust companies, savings and loans associations and other financial institutions at which Datalogic maintains its safe deposit boxes or accounts of any nature and the names of all persons authorized to have access there to, draw thereon or make withdrawals therefrom. On the Closing Date, Datalogic will deliver to TopClick copies of all records, including all signatures or authorization cards and the keys pertaining to safe deposit boxes.

      3.30 Further Assurances. Each Shareholder and Datalogic shall cooperate with TopClick and provide such Shareholder's and Datalogic's best efforts to assist TopClick in connection with the continuity and orderly transition of the Datalogic businesses. At any time or from time to time, each Shareholder and Datalogic shall, at the request of TopClick, take any and all action necessary or appropriate to put TopClick in actual possession and control of Datalogic and shall execute and deliver such further instruments of sale, conveyance, transfer, assignment and consent and take such other action as TopClick may request in order to sell, convey, transfer, deliver, assign, and set over to TopClick all of the Shares and to confirm the title and possession thereto or to assist TopClick in exercising its rights with respect thereto.

      3.31 Inspection of Books and Records. As TopClick is a reporting company pursuant to the Exchange Act and as TopClick may be required to include Datalogic's history, financial or otherwise, in documents to be filed by Datalogic with the SEC in the future, in order to assist TopClick and its attorneys, auditors, officers, directors and agents (collectively, "TopClick Agents") to comply with applicable disclosure requirements, TopClick and TopClick Agents shall have the right at any reasonable time to inspect all books, records and documents of any kind or nature of Datalogic. Such inspection by TopClick and TopClick Agents may be made in person or by an agent or attorney, and the right of inspection includes the right to copy and make abstracts of documents. Datalogic and its officers, directors, employees, agents and attorneys shall cooperate fully with TopClick and TopClick Agents in the preparation of any and all reports which require the reporting of Datalogic's history.

      3.32 Representation By Counsel. Datalogic and the Shareholders, and each of them, hereby acknowledge that they are aware that Datalogic and Providential Holdings, Inc., and each of them, are represented by Stepp Law Group, as legal counsel, and Datalogic and Providential Holdings, Inc., have consented in writing to the multiple representation of Datalogic and Providential Holdings, Inc., by the Stepp Law Group and the resulting conflict of interests. Each Shareholder acknowledges that such Shareholder has not been represented by Stepp Law Group in connection with any matter whatsoever, including, but not limited, to the negotiation and preparation of this Agreement or the Contemplated Transactions, and such Shareholder has been advised, urged and encouraged to consult with and retain such Shareholder's own legal and tax advisors with respect to this Agreement and Contemplated Transactions. Datalogic and Providential Holdings, Inc. and each of them, hereby acknowledge that Stepp & Beauchamp, LLP, a law firm in which Stepp Law Group was a partner, had previously represented TopClick as legal counsel; provided, however, that Stepp Law Group does not now represent TopClick as legal counsel in connection with any nature whatsoever; provided, however, Stepp Law Group has caused to be prepared and filed with the SEC, at the direction and approval of Datalogic and Providential Holdings, Inc., certain statements, reports and other documents for and on behalf of TopClick for the purpose of causing the Contemplated Transactions to be consummated.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                                 OF TOPCLICK

      TopClick represents and warrants to Datalogic and the Shareholders, and each of them, as follows:

      4.1       Organization and Good Standing.

      (a) Section 4.1 of the TopClick Disclosure Letter specifies a complete and accurate list for TopClick, of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each shareholder of TopClick and the number of shares of TopClick's common stock held by such shareholder). TopClick is a corporation duly organized, validly existing, and in good standing pursuant to the laws of its jurisdiction of incorporation, with full and complete corporate power and authority to conduct its business as that business is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations pursuant to Applicable Contracts. TopClick is duly qualified to do business as a foreign corporation and is in good standing pursuant to the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by TopClick, or the nature of the activities conducted by it, requires such qualification.

      (b) No later than 14 Business Days prior to the Closing Date TopClick shall delivered or cause to be delivered to Datalogic true and correct copies of the Organizational Documents of TopClick, as currently in effect.

      4.2       Authority; No Conflict.

      (a) This Agreement constitutes the legal, valid, and binding obligation of TopClick, enforceable against TopClick in accordance with its terms. TopClick has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations pursuant to this Agreement, and TopClick has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement.

      (b) Except as set forth in Section 4.2 of the TopClick Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by TopClick will, directly or indirectly (with or without notice or lapse of time):

           (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of TopClick, or (B) any resolution adopted by the Board of Directors or the shareholders of TopClick;

           (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief pursuant to, any Legal Requirement or any Order to which TopClick, or any of the assets owned or used by TopClick, may be subject;

           (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by TopClick or that otherwise relates to the business of, or any of the assets owned or used by, TopClick;

           (iv) cause Datalogic or TopClick to become subject to, or to become liable for the payment of, any Tax;

           (v) cause any of the assets owned by TopClick to be reassessed or revalued by any taxing authority or other Governmental Body;

           (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy pursuant to, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

           (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by TopClick.

      Except as set forth in Section 4.2 of the TopClick Disclosure Letter, TopClick is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      4.3       Capitalization.        The authorized capitalization of
TopClick consists of (a) 99,980,000 shares of common stock, $.001 par value, of which 22,928,245 shares are issued and outstanding, and (b) 20,000 shares of preferred stock, $.001 par value, of which none are issued and outstanding. All of the shares of TopClick's Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except for the Contemplated Transactions, and as disclosed in Section 4.3 of the TopClick Disclosure letter, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of TopClick. None of the shares were issued in violation of the Securities Act or any other Legal Requirement. Except for the Contemplated Transactions, TopClick does not own, or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

      4.4 Options, Warrants and Other Rights and Agreements Affecting TopClick Capital Stock. Except as specified in Section 4.4 of the TopClick Disclosure letter, TopClick has no authorized or outstanding options, warrants, calls, subscriptions, rights, convertible securities or other securities, as defined by the provisions of the Securities Act, or any commitments, agreements, arrangements or understandings of any manner or nature whatsoever obligating TopClick, in any event, to issue shares of TopClick's capital stock or other securities or securities convertible into or evidencing the right to purchase shares of TopClick's capital stock or other securities. Except as specified in Section 4.4 of the TopClick Disclosure letter, neither TopClick nor any officer, director, or shareholder of TopClick is a party to any agreement, understanding, arrangement or commitment, or obligated by any provision which creates any rights in any person with respect to the authorization, issuance, voting, sale or transfer of any shares of TopClick capital stock or other securities.

      4.5 Financial Statements. No later than 14 Business Days prior to the Closing Date TopClick shall deliver or cause to be delivered to Datalogic
(i) an audited balance sheet dated July 1, 2000; (ii) an unaudited balance sheet of TopClick as of September 30, 2000. (iii) an unaudited balance sheet of TopClick as of December 31, 2000; (iv) an unaudited balance sheet of TopClick as of March 31, 2001; (v) an audited profit and loss statement for the fiscal year ending June 30, 2000; (vi) unaudited statement of operations for the fiscal quarter ending September 30, 2000; (vii) the unaudited statement of operations for the fiscal quarter ending December 31, 2000; and
(viii) the unaudited statement of operations for the fiscal quarter ending March 31, 2001; for convenience, those balance sheets shall be defined as the ("TopClick Balance Sheets") (collectively, the "TopClick Financial Statements"). The TopClick Financial Statements and notes there to fairly present the financial condition and the results of operations, of TopClick as at the respective dates of and for the periods referred to in the TopClick Financial Statements, all in accordance with GAAP, and the TopClick Financial Statements present the consistent application of GAAP throughout the periods involved.

      4.6 Books and Records. No later than 14 Business Days prior to the Closing Date, TopClick shall deliver or cause to be delivered to Datalogic the books of account, minute books, stock record books, and other records of TopClick, which shall be complete and correct and shall have been maintained in accordance with competent business practices. The minute book of TopClick shall contain accurate and complete records of all meetings held of, and corporate actions taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of TopClick, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. Upon the execution of this Agreement, all of those books and records will be in the possession of TopClick.

      4.7 Title to Properties; Encumbrances. TopClick owns no real property or any interest therein. Section 4.7 of the TopClick Disclosure Letter contains a complete and accurate list of all leaseholds of TopClick. TopClick owns all the properties and assets (whether tangible or intangible) that TopClick purports to own, including all of the properties and assets specified in the TopClick Balance Sheets (except for assets held pursuant to capitalized leases disclosed or not required to be disclosed in Section 4.7 of the TopClick Disclosure Letter and personal property sold since the dates of the TopClick Balance Sheets, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by TopClick since the dates of the TopClick Balance Sheets (except for personal property acquired and sold since the dates of the TopClick Balance Sheets in the Ordinary Course of Business and consistent with past practice). All material properties and assets specified in the TopClick Balance Sheets are free and clear of all Encumbrances. Neither the whole nor any portion of any property held by TopClick is subject to any governmental decree or Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body or any Person with or without payment compensation therefor, nor, if any such condemnation, expropriation or taking being proposed.

      4.8 Condition and Sufficiency of Assets. The assets and properties of TopClick are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of those assets and properties is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets and properties of TopClick are sufficient for the continued conduct of TopClick's business after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

      4.9 Accounts Receivable. All accounts receivable of TopClick that are specified on the TopClick Financial Statements or on the accounting records of TopClick as of the Closing Date (collectively, the "TopClick Accounts Receivable") represent valid obligations resulting from sales actually made or services actually performed in the Ordinary Course of Business. The TopClick Accounts Receivable are current and collectible net of the respective reserves shown on the TopClick Balance Sheets or on the accounting records of TopClick as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the event of the reserve as of the Closing Date, will not represent a greater percentage of the TopClick Accounts Receivable as of the Closing Date than the reserves specified in the TopClick Balance Sheets and will not represent a material adverse change in the composition of the TopClick Accounts Receivable in terms of aging). Subject to such reserves, each of the TopClick Accounts Receivable either has been or will be collected in full, without any set-off, within 90 days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, pursuant to any Contract with any obligor of a TopClick Accounts Receivable relating to the amount or validity of such TopClick Accounts Receivable. Section 4.9 of the TopClick Disclosure Letter specifies a complete and accurate list of all TopClick Accounts Receivable as of the dates of the TopClick Balance Sheets and the aging of each TopClick Accounts Receivable.

      4.10 Inventory. All inventory of TopClick, whether or not specified in the TopClick Balance Sheets, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the TopClick Balance Sheets or on the accounting records of TopClick as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of TopClick.

      4.11 No Undisclosed Liabilities. Except as set forth in Section 4.11 of the TopClick Disclosure Letter, TopClick has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations specified or reserved against in the TopClick Balance Sheets and incurred liabilities incurred in the Ordinary Course of Business since the respective dates of the TopClick Balance Sheets.

      4.12       Taxes.

      (a) TopClick has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. No later than 5 Business Days prior to the Closing Date TopClick shall deliver or cause to be delivered to Datalogic copies of all such Tax Returns filed since the date of formation of TopClick. TopClick has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by TopClick, except such Taxes, if any, as are listed in Section 4.12 of the TopClick Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the TopClick Balance Sheets.

      (b) Section 4.12 of the TopClick Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Section 4.12 of the TopClick Disclosure Letter, are being contested in good faith by appropriate proceedings. Section
4.12 of the TopClick Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by TopClick for all taxable years since the date of formation of TopClick, and the resulting deficiencies proposed by the IRS. Except as described in Section 4.12 of the TopClick Disclosure Letter, TopClick has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of TopClick or for which TopClick may be liable.

      (c) The charges, accruals and reserves with respect to Taxes on the TopClick Balance Sheets are adequate (determined in accordance with GAAP) and are at least equal to TopClick's liability for Taxes. There exists no proposed tax assessment against TopClick, except as disclosed in the TopClick Balance Sheets or in Section 4.12 of the TopClick Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by TopClick. All Taxes that TopClick is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

      (d) All Tax Returns filed by TopClick are true, correct, and complete. There is no tax sharing agreement that will require any payment by TopClick after the Effective Date. TopClick is not, nor during any period preceding the Closing Date has been, an "S" corporation.

      4.13 No Material Adverse Change. Since the dates of the TopClick Balance Sheets there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of TopClick, and no event has occurred or circumstance exists that may result in such a material adverse change.

      4.14 Employee Benefits. Except as set forth in Section 4.14 of the TopClick Disclosure Letter, neither TopClick nor any Plan Affiliate of TopClick has maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights pursuant to or with respect to any Employee Benefit Plan, whether or not written, which could result in TopClick or such Plan Affiliate having any material debt, liability, claim or obligation of any kind or nature whatsoever, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due. There has not been any act or omission by TopClick pursuant to ERISA or the terms of the Employee Benefit Plans, or any other applicable law or agreement which could result in any liability of TopClick, whether pursuant to ERISA, the IRC or other laws or agreements.

      4.15       Compliance with Legal Requirements; Governmental
Authorizations.

      (a)  Except as set forth in Section 4.15 of the TopClick Disclosure
Letter:

           (i) TopClick is and has been in full compliance with each Legal Requirement that is or was applicable to TopClick or to the conduct or operation of its business or the ownership or use of any of its assets;

           (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by TopClick of, or a failure on the part of TopClick to comply with, any Legal Requirement, or (B) may result in any obligation on the part of TopClick to undertake, or to pay all or any portion of the cost of, any remedial action of any nature, including pursuant to any Environmental, Health, and Safety Liability; and

           (iii) TopClick has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of TopClick to undertake, or to pay all or any portion of the cost of, any remedial action of any nature, including pursuant to any Environmental, Health, and Safety Liability.

      (b) Section 4.15 of the TopClick Disclosure Letter specifies a complete and accurate list of each Governmental Authorization that is held by TopClick or that otherwise relates to the business of, or to any of the assets owned or used by, TopClick. Each Governmental Authorization specified or required to be specified in Section 4.15 of the TopClick Disclosure Letter is valid and in full force and effect. Except as set forth in Section 4.15 of the TopClick Disclosure Letter:

           (i) TopClick is and has been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 4.15 of the TopClick Disclosure Letter;

           (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization specified or required to be specified in Section 4.15 of the TopClick Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization specified or required to be specified in Section 4.15 of the TopClick Disclosure Letter;

           (iii) TopClick has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

           (iv) all applications required to have been filed for the renewal of the Governmental Authorizations specified or required to be specified in
Section 4.15 of the TopClick Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

     The Governmental Authorizations specified in Section 4.15 of the TopClick Disclosure Letter collectively constitute all of the Governmental
Authorizations necessary to permit TopClick to conduct and operate its business lawfully in the manner TopClick currently conducts and operates such business and to permit TopClick to own and use its assets in the manner in which TopClick currently owns and uses such assets.

      4.16 Legal Proceedings; Orders.

      (a) Except as set forth in Section 4.16 of the TopClick Disclosure Letter, there is no pending Proceeding:

           (i) that has been commenced by or against TopClick or that otherwise relates to or may affect the business of, or any of the assets owned or used by, TopClick; or

           (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     To the Knowledge of TopClick, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may result in or serve as a basis for the commencement of any such Proceeding. No later than 14 Business Days prior to the Closing Date TopClick shall deliver or cause to be delivered to Datalogic copies of all pleadings, correspondence, and other documents relating to each Proceeding specified in Section 4.16 of the TopClick Disclosure Letter. The Proceedings specified in Section 4.16 of the TopClick Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of TopClick.

      (b)  Except as set forth in Section 4.16 of the TopClick Disclosure
Letter:

           (i) there is no Order to which TopClick, or any of the assets owned or used by TopClick, is subject;

           (ii) no shareholder of TopClick is subject to any Order that relates to the business of, or any of the assets owned or used by, TopClick; and

           (iii) no officer, director, agent, or employee of TopClick is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of TopClick.

      (c)  Except as set forth in Section 4.16 of the TopClick Disclosure
Letter:

           (i) TopClick is and has been in full and complete compliance with all of the terms and requirements of each Order to which TopClick, or any of the assets owned or used by TopClick, is or has been subject;

           (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which TopClick, or any of the assets owned or used by TopClick, is subject; and

           (iii) TopClick has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which TopClick, or any of the assets owned or used by TopClick, is or has been subject.

      4.17  Absence of Certain Changes and Events. Except as set forth in
Section 4.17 of the TopClick Disclosure Letter, since the dates of the TopClick Balance Sheets, TopClick has conducted TopClick's business only in the Ordinary Course of Business and there has not been any:

      (a) change in TopClick's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of TopClick; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by TopClick of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

      (b)  amendment to the Organizational Documents of TopClick;

      (c) payment or increase by TopClick of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

      (d) adoption of, or increase in the payments to or benefits pursuant to, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of TopClick;

      (e) damage to or destruction or loss of any asset or property of TopClick, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of TopClick, taken as a whole;

      (f)  entry into, termination of, or receipt of notice of termination of
(i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to TopClick in an amount equal to or in excess of $5,000.00;

      (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of TopClick or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of TopClick, including the sale, lease, or other disposition of any of the TopClick Intellectual Property Assets;

      (h) cancellation or waiver of any claims or rights with a value to TopClick in excess of $5,000.00;

      (i)  material change in the accounting methods used by TopClick; or

      (j) agreement, whether oral or written, by TopClick to do any of the foregoing.

      4.18       Contracts; No Defaults.

      (a) Section 4.18 of the TopClick Disclosure Letter specifies a complete and accurate list, and TopClick has delivered to Datalogic true and complete copies, of all the Contracts with a value of at least $5,000.00 of TopClick.
Section 4.18 of the TopClick Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of TopClick pursuant to the Contracts, and TopClick's office where details relating to the Contracts are located.

      (b)  Except as set forth in Section 4.18 of the TopClick Disclosure
Letter:

           (i) no shareholder of TopClick (and no Related Person of any such shareholder) has or may acquire any rights pursuant to, and no such shareholder has or may become subject to any obligation or liability pursuant to, any Contract that relates to the business of, or any of the assets owned or used by, TopClick; and

           (ii) no officer, director, agent, employee, consultant, or contractor of TopClick is obligated by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of TopClick, or (B) assign to TopClick or to any other Person any rights to any invention, improvement, or discovery.

      (c) Except as set forth in Section 4.18(c) of the TopClick Disclosure Letter, each Contract identified or required to be identified in Section 4.18(a) of the TopClick Disclosure Letter is in full and complete force and effect and is valid and enforceable in accordance with its terms.

      (d)  Except as set forth in Section 4.18(d) of the TopClick Disclosure
Letter:

           (i) TopClick is and has been in full compliance with all applicable terms and requirements of each Contract pursuant to which TopClick has or had any obligation or liability or by which TopClick or any of the assets owned or used by TopClick is or was obligated;

           (ii) each other Person that has or had any obligation or liability pursuant to any Contract pursuant to which TopClick has or had any rights is and has been in full and complete compliance with all applicable terms and requirements of such Contract;

           (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give TopClick or other Person the right to declare a default or exercise any remedy pursuant to, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

           (iv) TopClick has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default pursuant to, any Contract.

      (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to TopClick pursuant to current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.

      (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by TopClick have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act, alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

      4.19       Insurance.

      (a) No later than 14 Business Days prior to the Closing Date TopClick shall deliver or cause to be delivered to Datalogic:

           (i) true and complete copies of all policies of insurance to which TopClick is a party, or any director of TopClick, is or has been insured at any time from and after the date of formation of TopClick;

           (ii) true and complete copies of all pending applications for policies of insurance; and

           (iii) any statement by the auditor of the TopClick Financial Statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

      (b)  Section 4.19(b) of the TopClick Disclosure Letter describes:

           (i) any self-insurance arrangement by or affecting TopClick, including any reserves established pursuant thereto;

           (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by TopClick; and

           (iii) all obligations of TopClick to third parties with respect to insurance (including such obligations pursuant to leases and service agreements) and identifies the policy pursuant to which such coverage is provided.

      (c) Section 4.19(c) of the TopClick Disclosure Letter sets forth, by year, for each policy year during that period commencing on the date of formation of TopClick and continuing through and including the Closing Date:

           (i)  a summary of the loss experienced pursuant to each policy;

           (ii) a description of each claim pursuant to an insurance policy for an amount in excess of $10,000.00, which sets forth:

               (A)  the name of the claimant;

               (B) a description of the policy by insurer, type of insurance, and period of coverage;

               (C)  the amount and a brief description of the claim; and

           (iii) a description of the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

      (d)  Except as set forth on Section 4.19(d) of the TopClick Disclosure
Letter:

           (i) All policies to which TopClick is a party or that provide insurance to any shareholder, director or officer of TopClick:

               (A)  are valid, outstanding, and enforceable;

               (B) are issued by an insurer that is financially capable and reputable;

               (C) taken together, provide adequate insurance for the assets and the operations of TopClick for all risks normally insured against by a Person conducting the same business or businesses as TopClick;

               (D) are sufficient for compliance with all Legal Requirements, Governmental Authorizations and Contracts to which TopClick is a party or by which TopClick is obligated;

               (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and

               (F) do not provide for any retrospective premium adjustment or other experienced based liability on the part of TopClick.

           (ii) TopClick has not received (A) any refusal of insurance or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is not now in full force or effect or will not be renewed or that the issuer of any insurance policy is not willing or able to perform its obligations pursuant thereto.

           (iii) TopClick has paid all premiums due, and have otherwise performed all of its obligations, pursuant to each insurance policy to which TopClick is a party or that provides insurance to TopClick or director or officer thereof.

           (iv) TopClick has given notice to the insurer of all claims that may be insured thereby.

      4.20   Employees.

      (a) Section 4.20 of the TopClick Disclosure Letter contains a complete and accurate information for each employee or director of TopClick, including each employee on leave of absence or layoff status; including name, job title, current compensation paid or payable and any change in compensation since his or her date of employment by TopClick, vacation accrued, and service credited for purposes of vesting and eligibility to participate pursuant to any TopClick pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any director plan.

      (b) No employee or director of TopClick is a party to, or is otherwise obligated by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person ("TopClick Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or director of TopClick, or (ii) the ability of TopClick to conduct its business, including any TopClick Proprietary Rights Agreement with any Shareholder or TopClick by any such employee or director. Section
4.20 of the TopClick Disclosure Letter specifies the name of each director, officer, or other key employee of TopClick who intends to terminate his or her employment with TopClick effective as of the Closing Date.

      (c) Section 4.20 of the TopClick Disclosure Letter also contains complete and accurate list of the following information for each retired employee or director of TopClick, or their dependents, receiving benefits or scheduled to receive benefits in the future; name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

      4.21 Labor Relations; Compliance. TopClick has not been or is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process,
(b) any Proceeding against or affecting TopClick relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting TopClick or its Facilities, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by TopClick, and no such action is contemplated by TopClick. TopClick has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. TopClick is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

      4.22      Intellectual Property.

      (a) TopClick (i) owns all the Intellectual Property specified and attributed to TopClick on Section 4.22 of the TopClick Disclosure Letter (the "TopClick Intellectual Property Assets"), (ii) neither owns nor uses any Intellectual Property not specified in the TopClick Disclosure Letter, (iii) pays no royalties to any Person with respect to any Intellectual Property, and
(iv) has full, complete, unfettered and lawful right to bring actions for the infringement thereof. TopClick owns, or possesses adequate and enforceable rights to use, without payment of royalties, all licenses, trademarks, tradenames, copyrights, patents, trade secrets and processes necessary for the conduct of, or use in, its business as the same is presently being conducted.

      (b) Except as set forth on Section 4.22 of the TopClick Disclosure Letter, TopClick has no Knowledge nor has received any notice to the effect that any service or product it provides or sells, or any process, method, part or material TopClick uses in its business may infringe, or is in conflict with, any asserted right of another Person. There is no pending or Threatened claim or litigation action against TopClick contesting its right to use or the validity of any of the Intellectual Property specified on Part 4.22 of the TopClick Disclosure Letter or asserting TopClick's misuse of any of the foregoing, which would deprive TopClick of the right to assert its rights pursuant thereto or which would prevent the sale of any service provided or sold by it.

      4.23 Certain Payments. Neither TopClick nor any director, officer, agent, or employee of TopClick, or to TopClick's Knowledge any other Person associated with or acting for or on behalf of TopClick, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of TopClick; or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of TopClick.

      4.24       Disclosure.

      (a) No representation or warranty of TopClick in this Agreement and no information specified in the TopClick Disclosure Letter omits to specify a material fact necessary to make the information specified herein or therein, considering the circumstances pursuant to which that information was furnished, not misleading.

      (b) There is no fact known to TopClick that has specific application to TopClick (other than general economic or industry conditions) and that materially adversely affects or, as far as TopClick can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of TopClick that has not been set forth in this Agreement or the TopClick Disclosure Letter.

      4.25       Relationships with Related Persons. Except as set forth on
Section 4.25 of the TopClick Disclosure Letter, no shareholder of TopClick or any Related Person of any shareholder of TopClick has or has had any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to TopClick's business. Except as set forth in Section 4.25 of the TopClick Disclosure Letter, no shareholder of TopClick or any Related Person of any shareholder of TopClick is or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with TopClick, or (ii) engaged in competition with TopClick with respect to any of the products or services of TopClick in any market presently served by TopClick. Except as set forth in
Section 4.25 of the TopClick Disclosure Letter, no shareholder of TopClick or any Related Person of any shareholder of TopClick is a party to any Contract with, or has any claim or right against, TopClick.

      4.26 Brokers or Finders. Except as set forth in Recital G, TopClick has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

      4.27 Corporate Resolutions. No later than 14 Business Days prior to the Closing Date TopClick shall deliver or cause to be delivered to Datalogic a certified copy of the resolutions adopted by the Board of Directors of TopClick authorizing the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions and a certificate of the Secretary of TopClick, dated the Closing Date, to the effect that those resolutions were duly adopted and are in full force and effect and with respect to the authority and incumbency of the officers of TopClick executing this Agreement.

      4.28 Take or Pay Contracts. Section 4.28 of the TopClick Disclosure Letter specifies all Contracts pursuant to which TopClick is required to purchase a minimum quantity of utilities, products or services or to make payment therefor. TopClick has utilized the minimum quantity of utilities, products or services that TopClick is required to utilize pursuant to such Contracts and TopClick has made no prepayments for utilities, products or services that TopClick has not utilized.

      4.29 Banking Relationships. Section 4.29 of the TopClick Disclosure Letter specifies the names and locations of all banks, trust companies, savings and loans associations and other financial institutions at which TopClick maintains its safe deposit boxes or accounts of any nature and the names of all persons authorized to have access there to, draw thereon or make withdrawals therefrom.

      4.30 Representation By Counsel. TopClick hereby acknowledges that it is aware that Providential Holdings, Inc. and Datalogic, and each of them, are represented by Stepp Law Group, as legal counsel, and Providential Holdings, Inc. and Datalogic have consented in writing to the multiple representation of Providential Holdings, Inc. and Datalogic by the Stepp Law Group and the resulting conflict of interests.

                                  ARTICLES V

                            COVENANTS OF TOPCLICK

      5.1 Affirmative Covenants. From the date hereof through the Closing Date, TopClick will take every action reasonably required of it to satisfy the conditions to Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Contemplated Transactions substantially as contemplated by the provisions of this Agreement, and will exert all reasonable efforts to cause the Contemplated Transactions to be consummated, provided in all instances that the representations and warranties of Datalogic in this Agreement are and remain true and accurate and that the covenants and agreements of Datalogic in this Agreement are performed and that the conditions to the obligations of TopClick set forth in this Agreement are not incapable of satisfaction and subject, at all times, to the right and ability of the directors of TopClick to satisfy their fiduciary obligations.

      5.2 Access and Information. TopClick shall afford to Datalogic and to Datalogic's accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of its properties, books, contracts, commitments, records (including, but not limited to, tax returns), and personnel, and, during such period, TopClick shall furnish promptly to Datalogic (i) all written communications to its directors or to its shareholders generally, (ii) internal monthly financial statements when and as available, and (iii) all other information concerning its business, properties, and personnel as Datalogic may request, but no investigation pursuant to this section shall affect any representations or warranties of TopClick, or the conditions to the obligations of Datalogic to consummate the Contemplated Transactions specified in this Agreement. In the event of the termination of this Agreement, Datalogic will, and will cause its representatives to, deliver to TopClick or destroy all documents, work papers, and other material, and all copies thereof, obtained by Datalogic or on its behalf from TopClick as a result of this Agreement or in connection with this Agreement, whether so obtained before or after the execution of this Agreement, and Datalogic will hold in confidence all confidential information, that has been designated as such by TopClick in writing or by appropriate and obvious notation, and will not use any such confidential information except in connection with the Contemplated Transactions, until such time as such information is otherwise publicly available. Datalogic and its representatives shall assert their rights pursuant to this Agreement in such manner as to minimize interference with the business of TopClick.

      5.3 Cooperation. TopClick shall cooperate with Datalogic and its counsel, accountants and agents in every way in consummating the Contemplated Transactions, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel to Datalogic.

      5.4 No Solicitation. TopClick, and those acting on behalf of any of TopClick will not, and TopClick will use its best efforts to cause its officers, employees, agents, and representatives (including any investment banker) not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or negotiate or otherwise deal with, or provide any information to, any person other than Datalogic and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar Contemplated Transactions involving TopClick or division of TopClick or any sale of any of its capital stock or division of TopClick. TopClick will notify Datalogic immediately upon receipt of any inquiry, offer or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of TopClick's business, or providing information to government authorities.

      5.5 Conduct of Business Pending the Closing of the Contemplated Transactions. TopClick covenants and agrees with Datalogic that, prior to the consummation of the Contemplated Transactions or the termination of this Agreement pursuant to its terms, unless Datalogic shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, TopClick will comply with each of the following:

      (1) The business of TopClick shall be conducted only in the ordinary and usual course, it shall use reasonable efforts to use reasonable efforts to keep intact its business organization and goodwill, keep available the services of its officers and employees and maintain good relationships with suppliers, lenders, creditors, distributors, employees, customers, and other persons having business or financial relationships with TopClick and TopClick shall immediately notify Datalogic of any event or occurrence or emergency material to, and not in the ordinary and usual course of business of, TopClick.

      (2) TopClick shall not (a) amend its Certificate of Incorporation or Bylaws, or (b) split, combine, or reclassify any of its outstanding securities or declare, set aside, or pay any dividend or other distribution on or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock.

      (3) TopClick shall not issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or (b) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing.

      (4) TopClick shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

      (5) TopClick shall not (a) adopt, enter into, or amend any bonus, profit-sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director or employee; or (b) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice.

      (6) TopClick shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of TopClick's assets or properties, except for sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice and except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of TopClick's property, or as specifically provided for or permitted in this Agreement.

      (7) TopClick shall not enter into, or terminate, any material contract, agreement, commitment, or understanding.

      (8) TopClick shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subparagraphs (1) through (7), inclusive, of this section.

      (9) TopClick will continue properly and promptly to file when due all federal, state, local, foreign and other tax returns, reports, and declarations required to be filed by TopClick, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by TopClick.

      (10) TopClick will comply with all laws and regulations applicable to TopClick and TopClick's operations.

      (11) TopClick will maintain in full force and effect insurance coverage of a type and amount customary in its business, but not less than that presently in effect.

      5.6 Expenses. Whether or not the Contemplated Transactions is consummated, all costs and expenses incurred by Datalogic in connection with this Agreement and the Contemplated Transactions shall be paid by Datalogic.

      5.7 Publicity. Prior to the Closing any written news releases by Datalogic pertaining to this Agreement or the Contemplated Transactions shall be submitted to TopClick for review and approval prior to release by Datalogic, and shall be released only in a form approved by TopClick, provided, however, that such review and approval shall not be required of releases by Datalogic if prior review and approval would prevent the timely and accurate dissemination of such press release as required to comply, in the judgment of counsel, with any applicable law, rule or policy

      5.8 Updating of Exhibits. Datalogic shall notify TopClick of any changes, additions or events which may cause any change in or addition or events to any schedules or exhibits delivered by Datalogic pursuant to this Agreement, promptly after the occurrence of the same and at the Closing by the delivery of updates of all schedules and exhibits. No notification made pursuant to this section shall be deemed to cure any breach of any representation or warranty made in this Agreement, unless TopClick specifically agrees thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by TopClick of any condition set forth in this Agreement.

      5.9      Cancellations of Options.      Prior to the Closing Date,
TopClick shall cancel or cause to be cancelled all of the issued and outstanding options held by Chris Lewis, President of TopClick, which enable Chris Lewis to purchase share of the TopClick Common Stock.

      5.10      Appointment of Directors.      At the Closing, Chris Lewis, in
his capacity as the sole member of the Board of Directors of TopClick, shall appoint as additional members of the Board of TopClick, Derek Nguyen, Khanh Nguyen, Nigel Kaiyanni, and Dennis Tran. Immediately thereafter, Chris Lewis shall resign as a member of the Board of Directors of TopClick.

      5.11      Reverse Stock Split.      As a condition precedent to the
Closing, TopClick shall cause to occur the reverse stock split of the issued and outstanding TopClick Common Stock as contemplated by the provisions of Recital B of this Agreement.

                                  ARTICLE VI

                            COVENANTS OF DATALOGIC

      6.1 Affirmative Covenants. From the date hereof through the Closing Date, Datalogic will take every action reasonably required of it to satisfy the conditions to Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Contemplated Transactions substantially as contemplated by the provisions of this Agreement, and will exert all reasonable efforts to cause the Contemplated Transactions to be consummated, provided in all instances that the representations and warranties of TopClick in this Agreement are and remain true and accurate and that the covenants and agreements of TopClick in this Agreement are performed and that the conditions to the obligations of Datalogic set forth in this Agreement are not incapable of satisfaction and subject, at all times, to the right and ability of the directors of Datalogic to satisfy their fiduciary obligations.

     6.2 Access and Information. Datalogic shall afford to TopClick and to TopClick's accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of its properties, books, contracts, commitments, records (including, but not limited to, tax returns), and personnel, and, during such period, Datalogic shall furnish promptly to TopClick (i) all written communications to its directors or to its shareholders generally, (ii) internal monthly financial statements when and as available, and (iii) all other information concerning its business, properties, and personnel as TopClick may request, but no investigation pursuant to this section shall affect any representations or warranties of Datalogic, or the conditions to the obligations of TopClick to consummate the Contemplated Transactions specified in this Agreement. In the event of the termination of this Agreement, TopClick will, and will cause its representatives to, deliver to Datalogic or destroy all documents, work papers, and other material, and all copies thereof, obtained by TopClick or on its behalf from Datalogic as a result of this Agreement or in connection with this Agreement, whether so obtained before or after the execution of this Agreement, and TopClick will hold in confidence all confidential information, that has been designated as such by Datalogic in writing or by appropriate and obvious notation, and will not use any such confidential information except in connection with the Contemplated Transactions, until such time as such information is otherwise publicly available. TopClick and its representatives shall assert their rights pursuant to this Agreement in such manner as to minimize interference with the business of Datalogic.

      6.3 Cooperation. Datalogic shall cooperate with TopClick and its counsel, accountants and agents in every way in consummating the Contemplated Transactions, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel to TopClick.

      6.4 No Solicitation. Datalogic, and those acting on behalf of any of Datalogic will not, and Datalogic will use its best efforts to cause its officers, employees, agents, and representatives (including any investment banker) not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or negotiate or otherwise deal with, or provide any information to, any person other than TopClick and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transactions involving Datalogic or division of Datalogic or any sale of any of its capital stock or division of Datalogic. Datalogic will notify TopClick immediately upon receipt of any inquiry, offer or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of Datalogic's business, or providing information to government authorities.

      6.5 Conduct of Business Pending the Closing of the Contemplated Transactions. Datalogic covenants and agrees with TopClick that, prior to the consummation of the Contemplated Transactions or the termination of this Agreement pursuant to its terms, unless TopClick shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, Datalogic will comply with each of the following:

      (1) The business of Datalogic shall be conducted only in the ordinary and usual course, it shall use reasonable efforts to use reasonable efforts to keep intact its business organization and goodwill, keep available the services of its officers and employees and maintain good relationships with suppliers, lenders, creditors, distributors, employees, customers, and other persons having business or financial relationships with Datalogic and Datalogic shall immediately notify TopClick of any event or occurrence or emergency material to, and not in the ordinary and usual course of business of, Datalogic.

      (2) Datalogic shall not (a) amend its Articles of Incorporation or Bylaws, or (b) split, combine, or reclassify any of its outstanding securities or declare, set aside, or pay any dividend or other distribution on or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock, or property.

      (3) Datalogic shall not issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or (b) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing.

      (4) Datalogic shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

      (5) Datalogic shall not (a) adopt, enter into, or amend any bonus, profit-sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director or employee; or (b) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice.

      (6) Datalogic shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of Datalogic assets or properties, except for sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice and except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of Datalogic property, or as specifically provided for or permitted in this Agreement.

      (7) Datalogic shall not enter into, or terminate, any material contract, agreement, commitment, or understanding.

      (8) Datalogic shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subparagraphs (1) through (7), inclusive, of this section.

      (9) Datalogic will continue properly and promptly to file when due all federal, state, local, foreign and other tax returns, reports, and declarations required to be filed by Datalogic, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by Datalogic.

      (10) Datalogic will comply with all laws and regulations applicable to Datalogic and Datalogic's operations.

      (11) Datalogic will maintain in full force and effect insurance coverage of a type and amount customary in its business, but not less than that presently in effect.

      6.6 Expenses. Whether or not the Contemplated Transactions in consummated, all costs and expenses incurred by Datalogic in connection with this Agreement and the Contemplated Transactions shall be paid by Datalogic.

      6.7 Publicity. Prior to the Closing, any written news releases by Datalogic pertaining to this Agreement or the Contemplated Transactions shall be submitted to TopClick for review and approval prior to release by Datalogic, and shall be released only in a form approved by TopClick; provided, however, that (i) such approval shall not be unreasonably withheld and (ii) such review and approval shall not be required of releases by Datalogic, if prior review and approval would prevent the timely and accurate dissemination of such press release as required to comply, in the judgment of counsel, with any applicable law, rule, or policy.

      6.8 Updating of Exhibits. Datalogic shall notify TopClick of any changes, additions, or events which may cause any change in or addition to any schedule or exhibits delivered by Datalogic pursuant to this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to all such schedules and exhibits. No such notification made pursuant to this section shall be deemed to cure any breach of any representation or warranty made in this Agreement, unless TopClick specifically agrees thereto in writing nor shall any such modification be considered to constitute or result in a waiver by TopClick of any condition specified in this Agreement.

                                 ARTICLE VII
                            CONDITIONS TO CLOSING

      7.1 Conditions to Obligation of Datalogic. The obligation of Datalogic to effect the Contemplated Transactions shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Datalogic shall waive such fulfillment in writing:

      (1) This Agreement and the Contemplated Transactions shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities and lessors) required to consummate the Contemplated Transactions.

      (2) There shall not be in effect a preliminary or permanent injunction or other order by any federal or state court which prohibits the consummation of the Contemplated Transactions.

      (3) TopClick shall have performed in all material respects each of its agreements and obligations specified in this Agreement and required to be performed on or prior to the Closing and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the Contemplated Transactions.

      (4) No material adverse change shall, in the judgment of Datalogic, have taken place in the business condition (financial or otherwise), operations, or prospects of TopClick since the date of this Agreement other than those, if any, that result from the changes permitted by this Agreement.

      (5) The representations and warranties of TopClick set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as, in the judgment of Datalogic, do not materially and adversely affect the business, condition (financial or otherwise), operations, or prospects of TopClick, as of the Closing, as if made as of the Closing.

      (6) Datalogic shall have received from TopClick an officers' certificate, executed by the Chief Executive Officer of TopClick (in its capacity as such), dated the Closing Date, as to the satisfaction of the conditions in Paragraphs (3), (4), and (5) of this section.

      7.2 Conditions to Obligation of TopClick. The obligation of the Company to effect the Contemplated Transactions shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless the Company shall waive such fulfillment in writing:

      (1) This Agreement and the Contemplated Transactions shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities and lessors required by law to consummate the Contemplated Transactions.


                                 ARTICLE VIII
                            TERMINATION AND WAIVER

      8.1 Termination. This Agreement and the Transaction may be terminated at any time prior to the Closing, whether before or after any approval by shareholders:

       (1) By mutual consent of Datalogic and TopClick; or

       (2) By either Datalogic or TopClick, upon written notice to the other, if the conditions to such party's obligations to consummate the Transaction, in the case of Datalogic, as specified in Section 7.1 of this Agreement, or, in the case of TopClick, as provided in Section 7.2 and Recitals B, C, D, and F of this Agreement, were not, or cannot reasonably be, satisfied on or before June 24, 2001, unless the failure of condition is the result of the material breach of this Agreement by the party seeking to terminate this Agreement.

      8.2 Waiver. At any time prior to the Closing Date, Datalogic or TopClick may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties specified in this Agreement or in any document delivered pursuant to this Agreement, or (iii) waive compliance with any of the agreements or conditions specified in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.


                                  ARTICLE IX

                          INDEMNIFICATION; REMEDIES

      9.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, the TopClick Disclosure Letter and the Datalogic Disclosure Letters, and any certificate or document delivered pursuant to this Agreement will survive this Agreement. The right to indemnification, payment of Damages (defined later in this Agreement) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

      9.2 Indemnification and Payment of Damages by Datalogic and The Shareholders. Datalogic and the Shareholders, jointly and severally, will indemnify and hold harmless TopClick, and TopClick's respective representatives, agents, attorneys, stockholders, controlling persons, and affiliates (collectively, the "TopClick Indemnified Persons") for, and will pay to the TopClick Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including reasonable costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (for all purposes of this Article V, collectively, "Damages"), resulting, directly or indirectly, from or in connection with:

      (a) any Breach of any representation or warranty made by the Shareholders or Datalogic in this Agreement, the Datalogic Disclosure Letter, or any other certificate or document delivered by the Shareholders or Datalogic pursuant to this Agreement;

      (b) any Breach by any Shareholder or Datalogic of any covenant or obligation of such Shareholder or Datalogic in this Agreement; or

      (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Shareholder or Datalogic (or any Person acting on their behalf) in connection with this Agreement any of the Contemplated Transactions.

      The remedies provided in this Section 9.2 will not be exclusive of or limit any other remedies that may be available to TopClick or the TopClick Indemnified Persons.

      9.3 Indemnification and Payment of Damages by TopClick. TopClick will indemnify and hold harmless the Shareholders and Datalogic, and the Shareholders' and Datalogic's respective representatives, agents, attorneys, stockholders, controlling persons, and affiliates (collectively, the "Shareholders and Datalogic Indemnified Persons") for, and will pay to the Shareholders' and Datalogic Indemnified Persons the amount of, any and all Damages, resulting, directly or indirectly, from or in connection with:

      (a) any Breach of any representation or warranty made by TopClick in this Agreement, the TopClick Disclosure Letter, or any other certificate or document delivered by TopClick pursuant to this Agreement;

      (b) any Breach by TopClick of any covenant or obligation of TopClick in this Agreement; or

      (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with TopClick (or any Person acting on it's behalf) in connection with this Agreement any of the Contemplated Transactions.

      The remedies provided in this Section 9.3 will not be exclusive of or limit any other remedies that may be available to the Shareholders and Datalogic or the Shareholders' and Datalogic Indemnified Persons.

      9.4       Procedure for Indemnification - Third Party Claims.

      (a)   Promptly after receipt by a Person indemnified pursuant to this
Article V of notice of the commencement of any Proceeding against such Person, such indemnified Person will, if a claim is to be made against an indemnifying Person pursuant to this Article V, give notice to such indemnifying Person of the commencement of such claim, but the failure to notify such indemnifying Person will not relieve such indemnifying Person of any liability that it may have to any indemnified Person, except to the extent that such indemnifying Person demonstrates that the defense of such claim is prejudiced by such Person's failure to give such notice.

      (b) If any Proceeding referred to in Section 5.4(a) is brought against an indemnified Person and it gives notice to the indemnifying Person of the commencement of such Proceeding, the indemnifying Person will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it desires (unless (i) the indemnifying Person is also a party to such Proceeding and the indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying Person fails to provide reasonable assurance to the indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified Person and, after notice from the indemnifying Person to the indemnified Person of its election to assume the defense of such Proceeding, the indemnifying Person will not, as long as it diligently conducts such defense, be liable to the indemnified Person pursuant to this Article V for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. If an indemnifying Person assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying Person without the indemnified Person's consent, unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying Person; and (iii) the indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying Person of the commencement of any Proceeding and the indemnifying Person does not, within 10 days after the indemnified Person's notice is given, give notice to the indemnified Person of its election to assume the defense of such Proceeding, the indemnifying Person will be obligated by any determination made in such Proceeding or any compromise or settlement effected by the indemnified Person.

      (c) Notwithstanding the foregoing, if an indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified Person may, by notice to the indemnifying Person, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying Person will not be obligated by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which shall not be unreasonably withheld).

      9.5       Procedure for Indemnification   Other Claims. A claim for
indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

                                  ARTICLE X

                              GENERAL PROVISIONS

       10.1. Notices. Any notice, direction or instrument required or permitted to be given pursuant to this Agreement shall be given in writing by
(a) telegram, facsimile transmission or similar method, if confirmed by mail as herein provided, by mail; (b) if mailed postage prepaid, by certified mail, return receipt requested; or (iii) hand delivery to any party at the addresses of the parties specified, below. If given by telegram or facsimile transmission or similar method or by hand delivery, such notice, direction or instrument shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the second (2nd) business day following the day after which it was mailed. Any party may, from time to time by similar notice, give notice of any change of address, and in such event, the address of such party shall be deemed to be changed accordingly. The address, telephone number and facsimile transmission number for the notice of each party are:


If to TopClick:

              TopClick Corp.
              7676 Hazard Center Dr.,
              Suite 500
              San Diego, California 92108
              Tel. (619) 298-4508
              Fax.(619) 298-8233

If to Datalogic:

              Datalogic
              12966 Euclid Street
              Suite 450
              Garden Grove, California 92840
              Tel. (714)530-6005
              Fax.(714) 530-6129

      10.2. Recovery of Enforcement Costs. In the event any party shall institute any action or proceeding to enforce any provision of this Agreement to seek relief from any violation of this Agreement, or to otherwise obtain any judgment or order relating to or arising from the subject matter of this Agreement, each prevailing party shall be entitled to receive from each losing party such prevailing party's actual attorneys' fees and costs incurred to prosecute or defend such action or proceeding.

      10.3. Assignment. No party shall have the right, without the consent of the other party, to assign, transfer, sell, pledge, hypothecate, delegate, or otherwise transfer, whether voluntarily, involuntarily or by operation of law, any of such party's rights or obligations created by the provisions of this Agreement, nor shall the parties' rights be subject to encumbrance or the claim of creditors. Any such purported assignment, transfer, or delegation shall be null and void.

      10.4. Captions and Interpretations. Captions of the articles and sections of this Agreement are for convenience and reference only, and the works specified therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction, or meaning of the provisions of this Agreement. The language in all parts to this Agreement, in all cases, shall be construed in accordance with the fair meaning of that language as if prepared by all parties and not strictly for or against any party. Each party and counsel for such party have reviewed this Agreement. The rule of construction which requires a court to resolve any ambiguities against the drafting party shall not apply in interpreting the provisions of this Agreement.

      10.5. Entire Agreement. This Agreement and the exhibits to this Agreement are the final written expression and the complete and exclusive statement of all the agreements, conditions, promises, representations, warranties and covenants between the parties with respect to the subject matter of this Agreement, and this Agreement supersedes all prior or contemporaneous agreements, negotiations, representations, warranties, covenants, understandings and discussions by and between and among the parties, their respective representatives, and any other person, with respect to the subject matter specified in this Agreement. No provision of any exhibit to this Agreement shall supersede or annul the terms and provisions of this Agreement, unless the matter specified in such exhibits shall explicitly so provide to the contrary, in the event of ambiguity in meaning or understanding between the provisions of this Agreement proper and the appended exhibits, the provisions of this Agreement shall prevail and control in all instances.

      10.6 Modification. No modification, supplement or amendment of this Agreement or of any covenant, representation, warranty, condition, or limitation specified in this Agreement shall be valid unless the same is made in writing and duly executed by both parties.

      10.7 Further Assurances. The parties shall from time to time sign and deliver any further instruments and take any further actions as may be necessary to effectuate the intent and purposes of this Agreement.

      10.8 De Minimis Claims. No party shall bring any action against any other party hereto with respect to the subject matter hereof unless the aggregate amount of all claims so brought in relation to the subject matter of this Agreement exceeds $10,000.00; provided, however, that the foregoing shall not prevent or preclude actions seeking injunctive or other equitable forms of relief.

      10.9 Number and Gender. Whenever the singular number is used in this Agreement and, when required by the context, the same shall include the plural, and vice versa; the masculine gender shall include the feminine and the neuter genders, and vice versa, and the word "person" shall include individual, company, sole proprietorship, corporation, joint venture, association, joint stock company, fraternal order, cooperative, league, club, society, organization, trust, estate, governmental agency, political subdivision or authority, firm, municipality, congregation, partnership, or other form of entity, whether active or passive.

      10.10 Successors and Assigns. This Agreement and each of its provisions shall obligate the heirs, executors, administrators, successors, and assigns of each of the parties. Nothing specified in this section, however, shall be a consent to the assignment or delegation by any party of such party's respective rights and obligations created by the provisions of this Agreement.

      10.11 Third Party Beneficiaries. Except as expressly specified by the provisions of this Agreement, this Agreement shall not be construed to confer upon or give to any person, other than the parties hereto, any right, remedy or claim pursuant to, or by reason of, this Agreement or of any term or condition of this Agreement.

      10.12 Severability. In the event any part of this Agreement, for any reason, is determined by a court of competent jurisdiction to be invalid, such determination shall not affect the validity of any remaining portion of this Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated. It is hereby declared the intention of the parties that they would have executed the remaining portion of this Agreement without including any such part, parts, or portion which, for any reason, may be hereafter determined to be invalid.

      10.13 Governmental Rules and Regulations. The Transaction is and shall remain subject to any and all present and future orders, rules and regulations of any duly constituted authority having jurisdiction of the Transaction.

      10.14 Execution in Counterparts. This Agreement may be prepared in multiple copies and forwarded to each of the parties for execution. All of the signatures of the parties may be affixed to one copy or to separate copies of this Agreement and when all such copies are received and signed by all the parties, those copies shall constitute one agreement which is not otherwise separable or divisible. Counsel for Datalogic shall keep all of such signed copies and shall conform one copy to show all of those signatures and the dates thereof and shall mail a copy of such conformed copy to each of the parties within thirty (30) days after the receipt by such counsel of the last signed copy, and such counsel shall cause one such conformed copy to be filed in the principal office of such counsel.

      10.15 Reservation of Rights. The failure of any party at any time or times hereafter to require strict performance by any other party of any of the warranties, representations, covenants, terms, conditions and provisions specified in this Agreement shall not waive, affect of diminish any right of such party failing to require strict performance to demand strict compliance and performance therewith and with respect to any other provisions, warranties, terms, and conditions specified in this Agreement. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent thereto, and whether the same or of a different type.

      10.16 Survival of Covenants, Representations and Warranties. All covenants, representations, and warranties made by each party to this Agreement shall be deemed made for the purpose of inducing the other party to enter into and execute this Agreement. The representations, warranties, and covenants specified in this Agreement shall survive the Closing and shall survive any investigation by either party whether before or after the execution of this Agreement. The covenants, representations, and warranties of the Company and Datalogic are made only to and for the benefit of the other and shall not create or vest rights in other persons.

      10.17 Concurrent Remedies. No right or remedy specified in this Agreement conferred on or reserved to the parties is exclusive of any other right or remedy specified in this Agreement or by law or equity provided or permitted; but each such right and remedy shall be cumulative of, and in addition to, every other right and remedy specified in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, and may be enforced concurrently therewith or from time to time. the termination of this Agreement for any reason whatsoever shall not prejudice any right or remedy which any party may have, either at law, in equity, or pursuant to the provisions of this Agreement.

      10.18 Governing Law. This Agreement shall be deemed to have been entered into in the County of Orange, State of California, and all questions concerning the validity, interpretation, or performance of any of the terms, conditions and provisions of this Agreement or of any of the rights or obligations of the parties shall be governed by, and resolved in accordance with, the laws of the State of California, without regard to conflicts of law principles. Any and all actions or proceedings, at law or in equity, to enforce or interpret the provisions of this Agreement shall be litigated in courts having situs within the County of Orange, State of California. No claim, demand, action, proceeding, litigation, hearing, motion or lawsuit resulting from or with respect to this Agreement shall be commenced or prosecuted in any jurisdiction other than the State of California, and any judgment, determination, finding or conclusion reached or rendered in any other jurisdiction shall be null and void. Each party hereby consents expressly to the jurisdiction of any local, state or federal court located within the State of California and consents that any service of process in such action or proceeding may be made by personal service upon such party wherever such party may be then located, or by certified or registered mail directed to such party at such party's last known address.

      10.19 Force Majeure. If any party is rendered unable, completely or partially, by the occurrence of an event of "force majeure" (hereinafter defined) to perform such party's obligations created by the provisions of this Agreement, such party shall give to the other party prompt written notice of the event of "force majeure" with reasonably complete particulars concerning such event; thereupon, the obligations of the party giving such notice, so far as those obligations are affected by the event of "force majeure," shall be suspended during, but no longer than, the continuance of the event of "force majeure." The party affected by such event of "force majeure" shall use all reasonable diligence to resolve, eliminate and terminate the event of "force majeure" as quickly as practicable. The requirement that an event of "force majeure" shall be remedied with all reasonable dispatch as hereinabove specified, shall not require the settlement of strikes, lockouts or other labor difficulties by the party involved, contrary to such party's wishes, and the resolution of any and all such difficulties shall be handled entirely within the discretion of the party concerned. The term "force majeure" as used in this Agreement shall be defined as and mean any act of God, strike, civil disturbance, lockout or other industrial disturbance, act of the public enemy, war, blockage, public riot, earthquake, tornado, hurricane, lightning, fire, public demonstration, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause or event, whether of the type enumerated specifically in this section or otherwise, which is not reasonably within the control of the party claiming such suspension.

      10.20 Consent to Agreement. By executing this Agreement, each party, for itself represents such party has read or caused to be read this Agreement in all particulars, and consents to the rights, conditions, duties and responsibilities imposed upon such party as specified in this Agreement. Each party represents, warrants and covenants that such party executes and delivers this Agreement of its own free will and with no threat, undue influence, menace, coercion or duress, whether economic or physical. Moreover, each party represents, warrants, and covenants that such party executes this Agreement acting on such party's own independent judgment and upon the advice of such party's counsel.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Date Specified in the Preamble of this Agreement.

                                    TopClick Corp.,
                                    a Delaware corporation

                                    By:   /s/   Chris Lewis
                                    Its:  President


                                    Datalogic Consulting, Inc.,
                                    a Texas corporation

                                    By:  /s/  Derek Nguyen

                                    Its: President